Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

BED BATH & BEYOND, INC.

KNIGHT MERGER SUB II, INC.

and

THE BRAND HOUSE COLLECTIVE, INC.

Dated as of November 24, 2025

i

Exhibits

Exhibit A         Form of Certificate of Merger

Exhibit B         Form of Articles of Merger

INDEX OF DEFINED TERMS

Definition	Section
Action	3.9
Affiliate	8.3(a)
Agreement	Preamble
Anti-Corruption Laws	3.19
Articles of Merger	1.2(b)
Book-Entry Shares	2.2(c)
Business Day	8.3(b)
Cancelled Shares	2.1(a)(ii)
Certificate of Merger	1.2(b)
Certificates	2.2(c)
Closing	1.2(a)
Closing Date	1.2(a)
Code	Recitals
Collateral Agent	5.19(a)
Company	Preamble
Company 401(k) Plan	5.8
Company Acquisition Proposal	5.4(i)(i)
Company Adverse Recommendation Change	5.4(c)
Company Alternative Acquisition Agreement	5.4(c)
Company Award	3.2(d)
Company Award Consideration	2.3(b)
Company Awards	2.3(b)
Company Board	Recitals
Company Board Recommendation	3.2(d)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Closing Price	8.3(c)
Company Disclosure Letter	III
Company Intervening Event	5.4(i)(ii)
Company Leased Real Property	3.17(a)
Company Material Adverse Effect	8.3(e)
Company Material Contract	3.15(a)
Company Plan	3.11(a)
Company Real Property Leases	3.17(a)
Company Registered IP	3.18(b)
Company RSU	2.3(b)
Company RSU Consideration	2.3(b)
Company SEC Documents	3.5(a)
Company Shareholder Approval	8.3(e)
Company Shareholders Meeting	5.5(a)
Company Shares	2.1(a)(i)
Company Stock Option	2.3(a)
Company Stock Option Consideration	2.3(a)

INDEX OF DEFINED TERMS
(Continued)

Definition	Section
Company Superior Proposal	5.4(i)(iii)
Company Superior Proposal Notice	5.4(d)(ii)
Company Termination Fee	7.3(b)(iii)
Confidentiality Agreement	5.6
Contract	3.4(a)
control	8.3(f)
Credit Facility	5.19(a)
Credit Facility Amendment	5.19(a)
Delaware Secretary of State	1.2(b)
DGCL	Recitals
Disinterested Shareholder	8.3(g)
Effect	8.3(e)
Effective Time	1.2(b)
Encumbrance	8.3(l)
Environmental Laws	3.13(c)(i)
Environmental Permits	3.13(c)(ii)
Equity Interest	8.3(m)
ERISA	3.11(a)
ERISA Affiliate	3.11(c)
Exchange Act	3.4(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(b)
Exchange Ratio	8.3(n)
Form S-4	3.7
Fractional Share Cash Consideration	2.4(b)
GAAP	3.5(b)
Government Official	3.19
Governmental Entity	3.4(b)
Indemnified Parties	5.12(a)
Intended Tax Treatment	Recitals
IRS	3.11(a)
knowledge of Parent	8.3(p)
knowledge of the Company	8.3(q)
Labor Agreement	3.12(a)
Law	3.4(a)
Liens	3.2(c)
Materials of Environmental Concern	3.13(c)(iii)
Maximum Annual Premium	5.12(c)
Measurement Date	3.2(a)
Merger	Recitals
Merger Consideration	2.1(a)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals

v

INDEX OF DEFINED TERMS
(Continued)

Definition	Section
Most Recent Company Balance Sheet	3.6
Most Recent Parent Balance Sheet	4.6
Nasdaq	3.4(b)
Net Option Share Amount	2.3(a)
NYSE	4.4(b)
OFAC	8.3(z)
Organizational Documents	8.3(r)
Parent	Preamble
Parent Board	Recitals
Parent Bylaws	4.1(b)
Parent Charter	4.1(b)
Parent Common Stock	Recitals
Parent Disclosure Letter	IV
Parent Material Adverse Effect	8.3(s), 8.3(t)
Parent SEC Documents	4.5(a)
Parent Stock Issuance	Recitals
Parent Stock Options	4.2(a)
Payoff Letter	5.19(a)
Permits	3.10
Permitted Encumbrance	8.3(u)
Person	8.3(v)
Personal Information	8.3(w)
Preferred Stock	3.2(a)
Privacy Laws	8.3(x)
Privacy Requirements	3.19(a)
Process	8.3(y)
Prohibited Person	8.3(z)
Proxy Statement	5.5(a)
Relevant Legal Restraint	6.1(b)
Representatives	5.4(a)
Required Lenders	5.19(a)
Sarbanes-Oxley Act	3.5(a)
SEC	3.5(a)
Securities Act	3.5(a)
Security Incident	8.3(bb)
Subsidiary	8.3(cc)
Surviving Corporation	Recitals
Takeover Laws	3.21
Tax Returns	3.14(d)(i)
Taxes	3.14(d)(ii)
TBCA	Recitals
Tennessee Secretary of State	1.2(b)
Term Loan Credit Facility	5.20, 5.20, 5.20

INDEX OF DEFINED TERMS
(Continued)

Definition	Section
Termination Date	7.1(b)(i)
Third Party	47
Willful Breach	8.3(dd)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 24, 2025, is made by and among Bed Bath & Beyond, Inc., a Delaware corporation (“Parent”), Knight Merger Sub II, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and The Brand House Collective, Inc., a Tennessee corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Tennessee Business Corporation Act (the “TBCA”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”);

WHEREAS, for U.S. federal income Tax purposes, the parties hereto intend that (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”), and (ii) this Agreement is, and hereby is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the board of directors of the Company (the “Company Board”) unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its shareholders, (b) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (d) subject to Section 5.4, resolved to recommend that the Company’s shareholders vote to adopt this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and its stockholders, (b) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (c) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (d) resolved to approve the issuance of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) pursuant to the Merger as contemplated by, and subject to the terms and conditions set forth in, this Agreement (the “Parent Stock Issuance”);

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) (a) approved this Agreement and declared its advisability and (b) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement immediately following the execution of this Agreement upon the recommendation of the Merger Sub Board; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL and the TBCA, Merger Sub shall be merged with and into the Company pursuant to which (i) the separate corporate existence of Merger Sub shall cease, (ii) the Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Tennessee as a direct, wholly owned Subsidiary of Parent and (iii) all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities, restrictions, obligations and duties of the Company will become the debts, liabilities, restrictions, obligations and duties of the Surviving Corporation, all as provided under the DGCL and the TBCA.

Section 1.2    Closing; Effective Time.

(a)    The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Eastern time, no later than the third (3rd) Business Day following the satisfaction or, to the extent permitted hereunder and by applicable Law, waiver of the last to be satisfied or waived of all conditions to the parties’ respective obligations to effect the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder and by applicable Law, waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)    Subject to the provisions of this Agreement, at the Closing, the parties shall cause (i) a certificate of merger with respect to the Merger in the form set forth as Exhibit A hereto (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in accordance with the relevant provisions of the DGCL, and (ii) articles of merger with respect to the Merger in the form set forth as Exhibit B hereto (the “Articles of Merger”) to be duly executed and filed with the Secretary of State of the State of Tennessee (the “Tennessee Secretary of State”), in accordance with the relevant provisions of the TBCA. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State or at such other time as the parties may mutually agree to in writing and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 1.3    Effects of the Merger. The Merger shall have the effects provided for in this Agreement and in the applicable provisions of the DGCL and the TBCA.

Section 1.4    Certificate of Incorporation and Bylaws. From and after the Effective Time, subject to Section 5.10, the certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation, with such changes as reasonably required in accordance with applicable Law, until thereafter changed or amended as provided therein or by applicable Law (and subject to the provisions of Section 5.10).

Section 1.5    Directors; Officers. From and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the only directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.6    Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, as applicable, acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation, or otherwise to carry out this Agreement.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1    Conversion of Capital Stock.

(a)    Subject to the terms and conditions of this Agreement, at the Effective Time, automatically, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub, and subject to the provisions of this Article II:

(i)    each share of common stock, no par value, of the Company (such shares, collectively, the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares), shall be converted automatically into and shall thereafter represent the right to receive, without interest, a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio, rounded down to the nearest whole share as contemplated by Section 2.4 with respect to fractional shares and any required withholding of Taxes pursuant to Section 2.5 (together with the Fractional Share Cash Consideration, the “Merger Consideration”).

(ii)    each Company Share held in the treasury of the Company or held directly by Parent, any Subsidiary thereof, including Merger Sub, the Company or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”); and

(iii)    each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)    If at any time during the period between the date of this Agreement and the Effective Time (and as permitted by Article V), any change in the outstanding shares of capital stock of Parent or the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action; provided, that nothing in this Section 2.1 shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement. In addition to the foregoing, if Parent makes any dividend of cash or other property in respect of the capital stock of Parent the record date of which occurs prior to the Effective Date that would adversely affect the Company shareholders in a manner disproportionate to Parent and its shareholders, then the Exchange Ratio shall be subject to equitable adjustment as determined by Parent in good faith and in its sole discretion to provide the same economic effect as contemplated by this Agreement prior to such action.

Section 2.2    Exchange and Payment.

(a)    Appointment of Exchange Agent. Prior to the mailing of the Proxy Statement, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with a nationally recognized financial institution or trust company to act as an exchange agent (the “Exchange Agent”) for the purpose of paying the Merger Consideration and the Exchange Agent’s other responsibilities under this Agreement.

(b)    Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent (i) the aggregate Fractional Share Cash Consideration payable in the Merger to holders of Company Shares and (ii) evidence of Parent Common Stock in book-entry form representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration payable in the Merger to holders of Company Shares (such cash and book-entry shares, together with any dividends or distributions with respect thereto, the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than to fund payments in respect of Company Shares converted into Merger Consideration pursuant to Section 2.1(a), except as provided in this Agreement (including payment of the Fractional Share Cash Consideration). Parent shall pay all charges and expenses of the Exchange Agent incurred by it in connection with the exchange of Company Shares for the Merger Consideration.

(c)    As promptly as reasonably practicable after the Effective Time (but in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Company Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a), the Fractional Share Cash Consideration payable pursuant to (a) and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.2(i) below. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed, in proper form and validly executed in accordance with the instructions thereto, with all required enclosures and attachments, with respect to such Certificates, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Company Share formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled and any shares of Parent Common Stock issued in connection with the foregoing shall be in non-certificated book-entry form. As promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to deliver to each holder of record immediately prior to the Effective Time of (1) uncertificated Company Shares represented by book entry (“Book-Entry Shares”) and (2) Certificates, the Merger Consideration payable with respect thereto pursuant to Section 2.1(a), the Fractional Share Cash Consideration payable pursuant to (a) and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.2(i) below, in each case without the need for receipt of any further documentation, including any “agent’s message” or other evidence of surrender. The shares of Parent Common Stock issued in connection with the foregoing shall be in non-certificated book-entry form. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(d)    If payment of the Merger Consideration or Fractional Share Cash Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(e)    Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall, at any time after the Effective Time, represent only the right to receive the applicable Merger Consideration provided in this Agreement and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.2(i) below, in each case, in respect of Company Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, without any interest thereon.

(f)    The Merger Consideration and any dividends or other distributions payable pursuant to Section 2.2(i) paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing the Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(g)    The Exchange Agent shall, if directed by Parent in its sole discretion, invest any cash included in the Exchange Fund as directed by Parent, on a daily basis; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A‑1 or P‑1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall cause the Surviving Corporation to promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation or such other party as may be determined by Parent.

(h)    At any time following the date that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Exchange Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.2(i)) payable upon due surrender of their Certificate or Book-Entry Shares. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of the Company Shares two (2) years after the Effective Time, or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.

(i)    If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, an indemnity by such Person for any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, the Fractional Share Cash Consideration and any dividends or other distributions payable with respect thereto pursuant to Section 2.2(i), payable in respect thereof pursuant to this Agreement.

(j)    No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no Fractional Share Cash Consideration shall be paid to any such holder pursuant to Section 2.4(b), in each case until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Following the surrender of any Certificate or Book-Entry Share, there shall be paid promptly to the holder of the Certificate or Book-Entry Share representing shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and the Fractional Share Cash Consideration to which such holder is entitled pursuant to Section 2.4(b) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 2.3    Treatment of Options and Other Equity-Based Awards.

(a)    Company Stock Options. At the Effective Time, subject to and in accordance with the terms of the Company Stock Plan, each option to purchase Company Shares (“Company Stock Option” ) that is outstanding as of immediately prior to the Effective Time, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive, without interest and subject to applicable withholding Taxes, a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to (i) the Net Option Share Amount multiplied by (ii) the Exchange Ratio, plus any Fractional Share Cash Consideration in accordance with Section 2.4 (the “Company Stock Option Consideration” ). For purposes of this Agreement, “Net Option Share Amount” means, with respect to each Company Stock Option, the quotient obtained by dividing (A) the product of (1) the excess, if any, of the Company Closing Price over the exercise price per Company Share subject to such Company Stock Option as of immediately prior to the Effective Time multiplied by (2) the number of Company Shares subject to such Company Stock Option immediately prior to the Effective Time, by (B) the Company Closing Price. For the avoidance of doubt, any Company Stock Option with an exercise price equal to or in excess of the Company Closing Price shall be cancelled and have no further force or effect by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof.

(b)    Company Restricted Stock Units. At the Effective Time, subject to and in accordance with the terms of the Company Stock Plan, each Company restricted share unit (“Company RSU,” together with the Company Stock Options, the “Company Awards” ) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, fully vest and be converted into the right to receive, without interest and subject to applicable withholding Taxes, a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to (i) the number of Company Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, plus any Fractional Share Cash Consideration in accordance with Section 2.4 (the “Company RSU Consideration,” together with the Company Stock Option Consideration, the “Company Award Consideration” ).

(c)    Payment Procedures. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent the Company Award Consideration inclusive of (i) the aggregate Fractional Share Cash Consideration payable in the Merger to holders of Company Awards and (ii) evidence of Parent Common Stock in book-entry form representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Company Award Consideration payable in the Merger to holders of Company Awards, which amount of cash and Parent Common Stock shall be deemed to be a part of the Exchange Fund, subject to Section 2.2 herein, and shall not be used for any purpose other than to fund payments in respect of Company Awards pursuant to this Section 2.3. Notwithstanding anything to the contrary contained in this Agreement, to the extent any Company RSU or Company Stock Option may constitute “nonqualified deferred compensation” subject to Section 409A of the Code, any payment made in respect thereof shall be paid on the applicable payment date for such Company RSU or Company Stock Option, as applicable, if required to comply with or be exempt from Section 409A of the Code.

Section 2.4    No Fractional Shares.

(a)    No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares or any other provision of Article II, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.

(b)    Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (or holder of other equity interests of the Company who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock pursuant to the provisions of Section 2.3) (after aggregating all fractional shares of Parent Common Stock otherwise issuable to such holder pursuant to Section 2.1(a)) shall, in lieu thereof and upon surrender of such holder’s Certificates and Book-Entry Shares, as applicable, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required tax withholding, determined by multiplying such fraction by the Parent Closing Price (the “Fractional Share Cash Consideration”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration. As soon as practicable after the determination of the amount of the Fractional Share Cash Consideration, if any, to be paid to holders of the Company Shares in respect of any fractional shares, the Exchange Agent shall make available such amounts to the holders of the Company Shares entitled to receive such cash. The payment of Fractional Share Cash Consideration in lieu of fractional share interests pursuant to this Section 2.4(b) is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractional share interests in the exchange.

Section 2.5    Tax Withholding. Each of Parent, the Exchange Agent, Merger Sub, the Company, the Surviving Corporation and their respective Affiliates, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts as are required to be deducted and withheld with respect to the making of such payment pursuant to the Code or any other applicable Tax Law. In the event any such deduction and withholding required to be made in respect of Parent Common Stock to be received by a holder of Company Shares in the Merger or with respect to Company Award Consideration, such deduction and withholding shall be satisfied by reducing the number of shares of Parent Common Stock to which such holder otherwise would be entitled under this Agreement by a number of shares equal to (x) the dollar amount of such deduction and withholding, divided by (y) the Parent Closing Price. To the extent that amounts are so deducted or withheld and, if required, paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents filed and publicly available after January 1, 2023 but at least two (2) Business Days prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to the extent to which the relevance of such information is reasonably apparent on its face that such disclosure also qualifies or applies to such other section or subsections), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1    Organization, Standing and Power.

(a)    The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee, (ii) has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and proposed to be conducted in all material respects and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failure to have such power and authority or to be so qualified or licensed or in good standing that, individually or in the aggregate, would not be, and would not reasonably be expected to be, materially adverse to the Company or its Subsidiaries, taken as a whole.

(b)    The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in material violation of any provision of the Company Charter or Company Bylaws.

(c)    Each of the Company’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in each case of clauses (i), (ii) and (iii), that, individually or in the aggregate, would not be, and would not reasonably be expected to be, materially adverse to the Company or its Subsidiaries, taken as a whole.

(d)    The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Organizational Documents of each Subsidiary of the Company, in each case as amended to the date of this Agreement, and each such Organizational Document as so delivered is in full force and effect. Except as would not be, and would not reasonably be expected to be, materially adverse to the Company or its Subsidiaries, taken as a whole, no such Subsidiary is in violation of any of the provisions of such Organizational Documents.

Section 3.2    Capital Stock.

(a)    The authorized capital stock of the Company consists of (i) 80,000,000 Company Shares and (ii) 10,000,000 shares of preferred stock, no par value (the “Preferred Stock”). As of November 19, 2025 (the “Measurement Date”), (1) 22,461,383 Company Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (2) no Company Shares were held in treasury, (3) no shares of Preferred Stock were outstanding, (4) an aggregate of 1,757,160 Company Shares were subject to or otherwise deliverable in connection with outstanding Company RSUs, (5) 258,164 Company Shares were issuable upon the exercise of outstanding Company Stock Options, and (6) 3,319,738 Company Shares were available for issuance of future awards under the Company Equity Plans (assuming all Company Awards are settled in Company Shares) and no other Company Shares were available for issuance of future awards under any other Company equity compensation plan or arrangement.

(b)    Except as set forth above and except for changes since the Measurement Date resulting from the exercise of Company Stock Options outstanding on such date, as of the date of this Agreement, (1) there are not outstanding or authorized any (A) shares of capital stock or other Equity Interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (C) options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock or Equity Interests of the Company or any of its Subsidiaries, (2) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or Equity Interests of the Company or any of its Subsidiaries, (3) there are no Liens relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, (4) there are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote, and (5) there is no Contract to which the Company or any of its Subsidiaries is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Shares or capital stock or other Equity Interests of any of the Company’s Subsidiaries.

(c)    Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, options, calls, warrants, preemptive rights, conversion rights, rights of first refusal or other rights, agreements, arrangements or other commitments or other Encumbrances (collectively, other than Encumbrances under applicable securities Laws, “Liens”) of any nature whatsoever, except where any such failure to own any such shares free and clear, individually or in the aggregate, has not been and would not be materially adverse to the Company or its Subsidiaries, taken as a whole. Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or organization.

(d)    With respect to each Company RSU and Company Stock Option granted under the Company Equity Plans as of the Measurement Date (each, a “Company Award”), Section 3.2(d) of the Company Disclosure Letter sets forth, as of the Measurement Date: (i) the name or identification number of each holder of such Company Award; (ii) the type of Company Award; (iii) the name of the relevant Company Equity Plan under which the Company Award was issued; (iv) the date of grant; (v) the relevant vesting schedule and, if applicable, performance metrics, for the Company Award; (vi) the number of vested and unvested Company Shares covered by such Company Award; (vii) any portion of the Company Award, if applicable, that has been forfeited, cancelled or exercised; (viii) a description of the accelerated vesting, if applicable, for each Company Award, in connection with the transactions contemplated by this Agreement; (ix) the cash exercise price per Company Share of such Company Award, if applicable; and (x) the applicable expiration date.

(e)    All Company Awards were issued under the Amended and Restated Kirkland’s, Inc. 2002 Equity Incentive Plan (as amended from time to time, the “Company Stock Plan”). All Company Awards were duly issued under the Company Stock Plan. No Company Stock Option has an exercise price less than the fair market value of a Company Share on the date such Company Stock Option was granted, as determined in accordance with Section 409A of the Code.

Section 3.3    Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Shareholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Company Board has, at a meeting duly called and held, (a) unanimously adopted resolutions (i) determining that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its shareholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) directing that this Agreement be submitted to the shareholders of the Company for its adoption, and (iv) recommending that the Company’s shareholders adopt this Agreement (the “Company Board Recommendation”) and (b) resolved to include the Company Board Recommendation in the Proxy Statement. The Company Shareholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 3.4    No Conflict; Consents and Approvals.

(a)    The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent Organizational Documents of any of the Company’s Subsidiaries, (ii) result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries that is material to the operation of the Company and its Subsidiaries or the suspension, revocation or forfeiture of any material franchise, permit or license granted by a governmental authority to the Company or any of its Subsidiaries, other than liens under federal or state securities laws, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under any material indenture or other agreement or instrument evidencing material indebtedness binding upon the Company or any of its Subsidiaries or their respective assets, or give rise to a right of any third party thereunder to require any material payment, repurchase or redemption to be made by the Company or any of its subsidiaries, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder, (iv) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (v) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (iv) and (v), for any such conflict, breach, violation, default, loss, right or other occurrence that, individually or in the aggregate, would not be, and would not reasonably be expected to be, materially adverse to the Company or its Subsidiaries, taken as a whole.

(b)    The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) such filings as necessary to comply with the applicable requirements of The Nasdaq Stock Market (“Nasdaq”), (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the filing with the Secretary of State of the State of Tennessee of the Articles of Merger, and (v) any such consent, approval, authorization, permit, action, filing or notification, in each case with respect to a Governmental Entity, the failure of which to make or obtain that, individually or in the aggregate, would not be, and would not reasonably be expected to be, materially adverse to the Company or its Subsidiaries, taken as a whole. The Company has taken all appropriate actions so that the restrictions on business combinations contained in TBCA Sections 48-103-205 and 48-103-206 will not apply with respect to or as a result of the consummation of the transactions contemplated hereby, without any further action on the part of the Company’s shareholders or the Company Board.

Section 3.5    SEC Reports; Financial Statements.

(a)    The Company has timely filed, furnished or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2023 (all such forms, reports, statements, certificates and other documents filed since January 1, 2023 and prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company has been required to file any forms, reports or other documents with the SEC at any time since January 1, 2023. Since January 1, 2023 no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (as amended from time to time, the “Sarbanes-Oxley Act”). Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b)    The audited consolidated financial statements of the Company (including any related notes thereto) included in or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments.

(c)    The Company maintains, and at all times since January 1, 2023 has maintained, disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended February 1, 2025, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued an attestation report concluding that the Company maintained effective internal control over financial reporting as of February 1, 2025. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

(d)    Since January 1, 2023, (i) none of the Company or any Subsidiary of the Company nor, to the knowledge of the Company, any director or officer of the Company or any Subsidiary of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or any material complaint, allegation, assertion or claim from employees of the Company or any Subsidiary of the Company regarding questionable accounting or auditing matters with respect to the Company or any Subsidiary of the Company, and (ii) to the knowledge of the Company, no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

(e)    As of the date hereof, the Company is in compliance in all material respects with all current listing requirements of Nasdaq.

(f)    Neither the Company nor any Subsidiary of the Company is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review or investigation.

Section 3.6    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of any nature or type, whether accrued, absolute, determined, contingent, secondary, direct or otherwise and whether due or to become due or required to be reflected in the Company’s financial statements, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the most recent audited balance sheet included in the Company SEC Documents (the “Most Recent Company Balance Sheet”); (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Company Balance Sheet; (iii) liabilities that, individually or in the aggregate, are not, and would not reasonably be expected to become, materially adverse to the Company and its Subsidiaries, taken as a whole; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

Section 3.7    Certain Information. The information supplied or to be supplied by the Company specifically for inclusion in the registration statement on Form S‑4 to be filed by Parent in connection with the Parent Stock Issuance (as amended or supplemented from time to time, the “Form S-4”) shall not, at the time that the Form S‑4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Form S‑4. At the date the Proxy Statement, or any amendment or supplement thereof, is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, the Proxy Statement (or any amendment or supplement thereof, as applicable) will contain all information required to be included therein by the Company’s Organizational Documents and the TBCA and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Proxy Statement.

Section 3.8    Absence of Certain Changes or Events. Since January 1, 2025 through the date of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in all material respects and in a manner consistent with past practice, and neither the Company nor any of its Subsidiaries has undertaken any action that if proposed to be taken after the date of this Agreement would require Parent’s consent pursuant to Section 5.1(b)(iii), (v), (ix), (x), (xi), (xiv), (xviii) or, as it relates to any of the foregoing clauses, Section 5.1(b)(xx), and (b) there has not been any Effect that has constituted or resulted in, or that would reasonably be expected to constitute or result in, a Company Material Adverse Effect.

Section 3.9    Litigation. Except as, individually or in the aggregate, is not materially adverse to the Company and its Subsidiaries, taken as a whole, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation, whether civil, legal or administrative, before any court or public or private body or tribunal or other Governmental Entity (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets, (b) neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity and (c) there are no subpoenas, civil investigative demands or other written requests for information issued to the Company or any of its Subsidiaries relating to potential or actual violations of any Law that are pending or, to the knowledge of the Company, threatened, or any investigations or claims against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, relating to potential or actual violations of any Law.

Section 3.10    Compliance with Laws. The Company and each of its Subsidiaries are in compliance with, and have maintained and enforced policies and procedures reasonably designed to promote compliance with, all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance, individually or the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has, during the three (3)-year period prior to the date of this Agreement: (i) to the knowledge of the Company, received any written notice or verbal notice from any Governmental Entity regarding any potential or actual material violation by the Company or any of its Subsidiaries of any Law; or (ii) provided any notice to any Governmental Entity regarding any potential or actual material violation by the Company or any of its Subsidiaries of any Law. The Company and its Subsidiaries have in effect all permits, registrations, licenses, exemptions, authorizations, franchises, orders, clearances and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Company and its Subsidiaries, taken as a whole. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Company and its Subsidiaries, taken as a whole, (w) all of the Company and its Subsidiaries’ Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Permit is threatened, (x) no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any such Permit (y) all fees and assessments due and payable in connection with such Permits have been timely paid, and (z) the Company and each of its Subsidiaries is in compliance with the terms and requirements of all such Permits. There are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit. Neither the Company nor its Subsidiaries have, since January 1, 2023, received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the knowledge of the Company, has any charge, claim or assertion been threatened, except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Company and its Subsidiaries, taken as a whole.

Section 3.11    Benefit Plans.

(a)    Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each “multiemployer plan” (within the meaning of ERISA section 3(37)), and each bonus (including transaction bonus), incentive compensation, stock appreciation right, phantom stock, stock option, restricted stock, restricted stock unit, performance stock, performance stock unit, employee stock ownership, stock purchase, equity or equity-based, deferred compensation, change in control, employment, vacation, holiday, sick leave, retention, severance, retirement, defined benefit, defined contribution, pension, money purchase, target benefit, cash balance, pension equity, 401(k), savings, profit sharing, supplemental or executive retirement, excess benefit, medical, dental, vision, life insurance, cafeteria (Code Section 125), adoption assistance, dependent care assistance, health savings, health reimbursement, flexible spending, accident, disability, long-term care, employee assistance, scholarship, fringe benefit, expense reimbursement, welfare benefit, paid time off, salary continuation, and employment agreement, plan, policy, practice or arrangement and all other plans, agreements, programs, policies or other arrangements providing compensation or benefits, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits, with respect to which the Company or its Subsidiaries has any liability, or which is sponsored, maintained or contributed to by the Company or its Subsidiaries. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof (or, in the case of an unwritten Company Plan, a summary of the material terms and conditions thereof) and, to the extent applicable: (i) any related trust agreement or other funding instrument (including insurance contracts), (ii) the most recent determination, advisory or opinion letter from the Internal Revenue Service (the “IRS”), (iii) any summary plan description and summary of material modifications thereto and other equivalent written communications by the Company or its Subsidiaries to their employees; (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, and (D) nondiscrimination and other testing results; and (vi) copies of all material non-routine correspondence with any Governmental Entity in the past three years (including any filings under the Company Plans’ “Compliance Resolution System” or the Department of Labor Delinquent Filer Program).

(b)    With respect to the Company Plans:

(i)    (A) each Company Plan has been maintained, funded and administered in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws, (B) to the knowledge of the Company, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and (C) all contributions required to be made under the terms of any Company Plan or applicable Law have been timely made or accrued in all material respects;

(ii)    (A) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Plan have occurred for which the Company or any of its Subsidiaries has or could reasonably be expected to incur any material liability, and (B) no lien has been imposed under the Code, ERISA or any other applicable law;

(iii)    each Company Plan intended to be qualified under Section 401(a) of the Code has received a currently effective, favorable determination, advisory and/or opinion letter, as applicable, from the IRS as to its qualified status, to the knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss, or failure to have, such qualified status of such Company Plan;

(iv)    there are no (and in the past three (3) years have not been any) Actions (including any investigation, audit or other administrative proceeding) or other claims by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant, beneficiary or other Person pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits), that would reasonably be expected to result in a material liability of the Company or its Subsidiaries.

(c)    No Company Plan is, and none of the Company, any of its Subsidiaries or any ERISA Affiliate maintains, sponsors or contributes to or has any liability with respect to (including on account of previously maintaining, sponsoring or contributing to) a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. For purposes of this Agreement, “ERISA Affiliate” means any trade or business (whether or not incorporated) which is treated as a single employer along with the Company or any of its Subsidiaries for purposes of Section 4001 of ERISA or Section 414 of the Code. No Company Plan is, and none of the Company or its Subsidiaries has any liability with respect to a plan that is, a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d)    None of any Company Plan, the Company or any of its Subsidiaries provides or has any obligation to provide health or other welfare benefits following any current or former employee’s termination of employment or retirement with the Company or its Subsidiaries, except (i) to the extent required by Section 4980B of the Code or similar applicable Law or (ii) benefits in the nature of severance pay with respect to one or more of the Company Plans set forth on Section 3.11(a) of the Company Disclosure Letter.

(e)    Each Company Plan that is subject to Section 409A of the Code has at all relevant times been in documentary and operational compliance with Section 409A of the Code in all material respects. Neither the Company nor any of its Subsidiaries is under any obligation to gross up or make any Person whole for any Taxes, including under or relating to Sections 409A or 4999 of the Code.

(f)    No current or former employee or other individual service provider of the Company or any of its Subsidiaries will be or become entitled to any compensation or other consideration or any benefit or increased compensation or benefit in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein (either alone or in combination with another event) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein (either alone or in combination with another event) will accelerate the time of payment, funding or vesting, or increase the amount, of any compensation, equity award or any other benefit to any current or former employee or other individual service provider of the Company or any of its Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein (whether contingent or otherwise) will result in any payments or benefits constituting an “excess parachute payment,” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

Section 3.12    Labor Matters.

(a)    The Company has provided Parent with a complete and accurate list, as of November 12, 2025, of each employee of the Company and its Subsidiaries (each, a “Company Employee”) as of the date hereof, which includes, with respect to each such Company Employee, the Company Employee’s (i) name, (ii) primary work location, (iii) employing entity, (iv) hire date, (v) title, (vi) exempt/non-exempt status, (vii) full or part-time status, (viii) current base salary or hourly wage rate, (ix) current annual incentive compensation opportunity (including annual bonus, commission, and/or other incentive compensation), and (x) active or inactive status and, if on leave, if available, anticipated return date.

(b)    The Company has provided Parent with a complete and accurate list, as of November 13, 2025, of each individual independent contractor of the Company and its Subsidiaries (each, a “Company Contractor”), which includes, with respect to each such Company Contractor, such Company Contractor’s (i) name, (ii) date of retention, (iii) primary work location, (iv) Company entity which engages such Company Contractor, (v) rate and frequency of remuneration, and (vi) type of services provided to the Company or its Subsidiaries.

(c)    The Company is not a party to or otherwise bound by any collective bargaining agreement or other labor-related Contract, arrangement or understanding with a labor or trade or labor union, labor organization, employee representative body or works council (each, a “Labor Agreement”), nor is any such Labor Agreement presently being negotiated, nor, to the knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a labor or trade union, labor organization, employee representative body or works council with respect to such employment. To the knowledge of the Company, there are no organizing activities, representation campaigns, certification proceedings or petitions seeking a representation proceeding pending or threatened by or with respect to any of the employees of the Company or any of its Subsidiaries. In the past five (5) years, there has not been any, and there are no pending or, to the knowledge of the Company, threatened strikes, walkouts, lockouts, slowdowns or other labor stoppages against or affecting the Company or its Subsidiaries.

(d)    The Company and its Subsidiaries are, and for the past five (5) years, have been, in compliance in all material respects with the terms of any applicable Labor Agreement and all applicable Laws respecting or relating to recruitment, employment and employment practices, and agency and other workers, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, worker classification and authorization, child labor, immigration, harassment, employment discrimination, retaliation, privacy, record retention, whistleblowing, social welfare obligations, civil, veterans’ and disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues (including family and medical leave) and unemployment insurance.

(e)    Except as has not had, and would not reasonably be expected to result in, any material liability of the Company and its Subsidiaries, individually or in the aggregate, there are no Actions against the Company or any of its Subsidiaries pending now or at any time in the past five (5) years, or, to the knowledge of the Company, threatened to be brought or filed, by or with any Governmental Entity in connection with the employment or engagement of any current or former employee, applicant for employment, independent contractor, temporary employee, or other individual service provider of the Company or any of its Subsidiaries or otherwise concerning the Company’s or any of its Subsidiaries’ labor or employment-related practices, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, failure to properly pay wages, equal pay or any other employment related matter arising under applicable Laws.

(f)    In the past five (5) years, neither the Company nor any of its Subsidiaries has received any sexual harassment or other discrimination or retaliation allegations brought by or with respect to any current or former employee or other current or former individual service provider of the Company or any of its Subsidiaries that has resulted, or would reasonably be expected to result in any material liability to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has, in the past five (5) years, entered into any settlement, separation, or severance agreements related to allegations of sexual harassment or other sexual misconduct by any current or former employee or other individual service provider of the Company or any of its Subsidiaries.

(g)    To the knowledge of the Company, no current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other legal or contractual obligation to the Company or any of its Subsidiaries or to a former employer of any such employee relating (i) to the right of any such individual to be employed by or provide services for the Company or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(h)    During the five (5)-year period immediately prior to the date of this Agreement, neither the Company nor its Subsidiaries have implemented any “plant closing” or “mass layoff” (in each case, as defined under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable foreign, state or local Law).

Section 3.13    Environmental Matters.

(a)    Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Company and its Subsidiaries, taken as a whole: (i) the Company and each of its Subsidiaries are, and during the past three (3) years have been, in compliance with all applicable Environmental Laws, and possess and are, and during the past three (3) years have been, in compliance with all applicable Environmental Permits required under such Environmental Laws to operate the business; (ii) there has been no release, discharge or disposal of Materials of Environmental Concern that could reasonably be expected to result in a violation by, or a liability of, the Company and each of its Subsidiaries under any Environmental Laws (A) on, under, in or at any owned or leased real property, or (B) to the knowledge of the Company, on, under, in or at any real property formerly owned or leased by the Company or its Subsidiaries or at any third party waste disposal location used by the Company or its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries have received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been resolved as evidenced by a certificate of completion or other formal closure document issued by the appropriate foreign, federal, state or local regulatory authority; (iv) within the last three (3) years, neither the Company nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any action or proceeding, relating to actual or alleged noncompliance with, or liability arising under, Environmental Laws or any other liabilities pursuant to Environmental Laws that is unresolved, and to the knowledge of the Company, no such matter has been threatened in writing; and (v) the Company has provided Parent reasonable access to all material environmental investigations, studies, audits, analyses or other reports (including any Phase I or Phase II reports) in the possession, custody or control of the Company or its Subsidiaries relating to the Company or each of its Subsidiaries compliance with Environmental Law or the presence of contamination by Materials of Environmental Concern on, under, in or at any property currently or formerly owned, leased, operated or occupied by the Company or its Subsidiaries.

(b)    Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.12 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c)    For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)    “Environmental Laws” means all foreign, federal, tribal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the environment and natural resources, including the ambient air, soil, surface water or groundwater, and human health and safety (in relation to exposure to Materials of Environmental Concern).

(ii)    “Environmental Permits” means all permits, licenses, franchises, approvals, consents, registrations, and other authorizations required under applicable Environmental Laws.

(iii)    “Materials of Environmental Concern” means any pollutant, contaminant, waste, or chemical or any radioactive, ignitable, corrosive, reactive, hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such, or which could give rise to liability, under applicable Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act or the Resource Conservation and Recovery Act (or their state Law equivalents) or any substance, waste or material having or displaying any of the foregoing characteristics, including per- and polyfluoroalkyl substances, polychlorinated biphenyls and petroleum, its derivatives, by products and other hydrocarbons.

Section 3.14    Taxes.

(a)    Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, any material liability of the Company and its Subsidiaries, individually or in the aggregate:

(i)    All Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete.

(ii)    The Company and its Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them (whether or not shown on any Tax Return) and have established adequate accruals and reserves in accordance with GAAP on the financial statements included in the Company SEC Documents for all Taxes payable by the Company and its Subsidiaries with respect to all taxable periods (and portions thereof) through the date of such financial statements.

(iii)    Each of the Company and its Subsidiaries has (i) timely deducted, withheld and collected all amounts required to be deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties and have timely paid or remitted over any amounts so withheld, deducted or collected to the appropriate Governmental Entity and (ii) otherwise complied with all applicable Laws relating to the withholding, collection and remittance of Taxes (including information reporting requirements).

(iv)    There are no Liens for Taxes with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(v)    No claim has been made in writing by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed (and is not filing) a Tax Return of a particular type that the Company or its applicable Subsidiary, as the case may be, is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction with respect to Taxes that are the subject to such Tax Return, in each case, that remains unresolved with no further liability for Taxes with respect to such claim.

(vi)    Neither the Company nor any its Subsidiaries (A) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes (except for any such group of which the Company is the common parent) or (B) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar state, local or non-U.S. Law) or as a transferee or successor or otherwise pursuant to applicable Law.

(vii)    Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than (A) customary Tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes and (B) any agreement or arrangement solely between or among the Company and/or any of its Subsidiaries.

(viii)    No audits or other proceedings are currently ongoing or pending, or threatened or proposed in writing, against or with respect to the Company or any of its Subsidiaries with respect to any Tax or Tax Return. No deficiencies for any amount of Taxes have been asserted or assessed in writing against the Company or any of its Subsidiaries that have not been paid in full by any of them or that are not being contested in good faith and for which adequate accruals or reserves for such deficiency have been established in accordance with GAAP on the financial statements included in the Company SEC Documents.

(ix)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date as a result of (A) any installment sale or other open transaction disposition made prior to the Closing, (B) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any U.S. state or local or non-U.S. Law) executed prior to the Closing, (C) having entered into a “gain recognition agreement” within the meaning of Treasury Regulation Section 1.367(a)-8 or (D) pursuant to Section 965 of the Code. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(x)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date as a result of (A) any installment sale or other open transaction disposition made prior to the Closing, (B) any adjustment under Section 481(a) of the Code (or any comparable, analogous or similar provision under any U.S. state or local or non-U.S. Law) in respect of a change in method of accounting that occurred in a taxable period ending on or prior to the Closing Date, (C) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any U.S. state or local or non-U.S. Law) executed prior to the Closing, (D) any prepaid amount or deferred revenue received or accrued prior to the Closing other than as reported by the Company in the ordinary course of business, (E) having entered into a “gain recognition agreement” within the meaning of Treasury Regulation Section 1.367(a)-8 or (F) pursuant to Section 965 of the Code. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(xi)    Neither the Company nor any of its Subsidiaries (A) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business with respect to extensions not requiring the consent of any Governmental Entity, where such extension remains in effect, (B) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any Taxes that remains in effect, (C) has granted any power of attorney that is in force (and will remain in force following the Closing) with respect to any matters relating to Taxes, (D) has applied for a ruling from any Tax authority relating to any Taxes that has not been granted or has proposed to enter into an agreement with a Tax authority that is pending, (E) has been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any Tax authority or (F) is currently the beneficiary of any Tax holiday or other Tax reduction or incentive arrangement with any Tax authority (other than those generally available to taxpayers who otherwise qualify under applicable Law) which is subject to termination, reduction, clawback or similar adverse consequence as a result of the Merger.

(xii)    Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Law).

(xiii)    Neither the Company nor any of its Subsidiaries conducts a trade or business, has a permanent establishment (within the meaning of an applicable Tax treaty), operates or conducts business through any branch or is otherwise subject to taxation in any country other than the country of its formation.

(xiv)    The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b)    Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) or otherwise as part of a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Merger.

(c)    Neither the Company nor any of its Subsidiaries has knowledge of any facts, agreements, plans or other circumstances or has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(d)    As used in this Agreement:

(i)    “Tax Returns” means any and all U.S. and non-U.S. (whether national, federal, state, provincial, local or otherwise) returns, claims for refund, declarations, forms, statements, reports or other documents filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules or attachments thereto and any amendments thereof.

(ii)    “Taxes” means any and all U.S. federal, state and local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other charges and fees of any kind whatsoever similar to, or in the nature of, a tax imposed by a Governmental Entity, including any income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and license, registration and documentation fees, severance, occupation, environmental, disability, real property, personal property, escheat or unclaimed property obligations, registration, alternative or add-on minimum or estimated taxes, together with any interest, penalties and additions imposed with respect thereto.

Section 3.15    Contracts.

(a)    Except for this Agreement and except as filed with the SEC as an exhibit to any Company SEC Document, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or is bound by any of the following categories of Contracts (each such Contract required to be filed as an exhibit to any Company SEC Document or required to be listed in Section 3.15(a) of the Company Disclosure Letter, a “Company Material Contract”):

(i)    any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed (except for a Company Plan listed in Section 3.11(a) of the Company Disclosure Letter);

(ii)    any Contract to which the Company is a party that (a) restricts the ability of the Company, its Subsidiaries or its Affiliates to (x) engage in or compete in any geographic area or line of business, market or field, (y) transaction with any Person or (z) solicit any client or customer, in each case in any manner that is material to the Company or that would restrict in any material respect Parent or its Subsidiaries following the Closing, (b) requires the Company, its Subsidiaries or its Affiliates to conduct any business on a “most favored nations” basis with any third party that restricts in any material respect the business of the Company or that would restrict in any material respect Parent or its Subsidiaries following the Closing, or (c) provides for “exclusivity,” rights of first refusal or offer or any similar requirement or right in favor of any third party that restricts in any material respect the business of the Company or that would restrict in any material respect Parent or its Subsidiaries following the Closing;

(iii)    any purchase, sale or supply Contract that contains “take or pay” provisions, volume requirements or commitments, exclusive or preferred purchasing arrangements, “most favored nation” provisions or promotional requirements;

(iv)    any Contract to which the Company is a party that provides for payments to or from the Company in excess of $500,000 in the aggregate annually, but excluding for this purpose purchase orders for and invoices for transportation related to the shipment of inventory entered into on customary terms in the ordinary course of business;

(v)    any Contract creating, guaranteeing or securing indebtedness for borrowed money of the Company, in each case in excess of $500,000;

(vi)    any Contract with respect to the creation, formation, governance or control of any material partnerships, joint ventures or joint ownership arrangements with third parties;

(vii)    any Contract that (A) relates to the acquisition of material assets or capital stock or other securities (by merger, capital contribution or otherwise) of any Person after the date of this Agreement with a total consideration of more than $500,000 in the aggregate, (B) relates to the disposition (after the date of this Agreement), directly or indirectly, of material assets of the Company or its Subsidiaries or any capital stock or other securities (by merger, capital contribution or otherwise) of the Company or its Subsidiaries or (C) contains a put, call, right of first refusal or similar right pursuant to which the Company or its Subsidiaries could be required to purchase or sell, as applicable, any of the foregoing;

(viii)    any Contract that relates to the sale, transfer or other disposition of a business or assets by the Company pursuant to which the Company has any continuing indemnification, guarantee, “earnout” or other contingent, deferred or fixed payment obligations;

(ix)    any Contract with a term exceeding one year after the date of this Agreement which is a financial derivative interest rate hedge with a value in excess of $250,000;

(x)    any Contract pursuant to which the Company or any of its Subsidiaries grants to or receives from a third party a license or other right to use any Intellectual Property that is material to the Company or any of its Subsidiaries or the operation of their businesses, excluding non-exclusive licenses to software that is commercially available to the public generally (including any such software provided on a SaaS basis) in each case with annual or one-time license, maintenance, support and other fees of less than $250,000;

(xi)    each Contract that grants any right of first refusal, first notice, first negotiation or right of first offer or similar right with respect to any assets, rights or properties of the Company or its Subsidiaries;

(xii)    each Labor Agreement;

(xiii)    any Contract with a Governmental Entity;

(xiv)    the Company Real Property Leases;

(xv)    each Contract (other than any Organizational Document) between the Company or any of its Subsidiaries, on the one hand, and any director, officer or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such director, officer, Affiliate or “associate” or “immediate family” member, but excluding any Company Plan;

(xvi)    each Contract expressly limiting or restricting the ability of the Company or its Subsidiaries (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to pledge their capital stock or other equity interests, (iii) to issue any guaranty, (iv) to make loans to the Company or its Subsidiaries, or (v) to grant liens on the property of the Company or its Subsidiaries; and

(xvii)    each Contract that obligates the Company or its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person, except for (i) loans or advances for indemnification, attorneys’ fees, or travel and other business expenses in the ordinary course of business, or (ii) loans, advances or capital contributions to, or investments in, any Person that is not an Affiliate or Company Employee not in excess of $100,000 individually;

(xviii)    each Contract that is a (A) bid bonds, payment bonds, performance bonds, Tax bonds, licensing bonds, reclamation bonds, surety bonds or any similar undertaking or financial security arrangements or (B) indemnity or underwriting agreements or other contracts with a surety, in each case in excess of $500,000.

(b)    Each Company Material Contract has not been terminated prior to the date of this Agreement, is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, except (i) for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Company and its Subsidiaries, taken as a whole, or (ii) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Company and its Subsidiaries, taken as a whole, there are no existing breaches or defaults under any Company Material Contract or Company Real Property Lease by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event or action has occurred or failed to occur that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto. Prior to the date of this Agreement, the Company has made available to Parent accurate and complete copies of each Company Material Contract in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement. Prior to the date of this Agreement, no counterparty to a Company Material Contract or Company Real Property Lease has cancelled, terminated or substantially curtailed its relationship with the Company or its Subsidiaries, given notice to the Company or its Subsidiaries of any intention to cancel, terminate or substantially curtail its relationship with the Company or its Subsidiaries, or, to the knowledge of the Company, threatened to do any of the foregoing or, to the knowledge of the Company, been threatened with bankruptcy or insolvency.

Section 3.16    Insurance. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Company and its Subsidiaries, taken as a whole, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is, in all material respects, commercially reasonable, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies (including the payment of all premiums and other payments due on such policies in due and timely fashion) and (c) since the earlier of the most recent renewal date and January 1, 2023, as of the date hereof, the Company has not received any written notice (i) threatening termination of, or premium increases with respect to, or material alteration of coverage under, any such policies, other than premium increases or alterations of coverage occurring in the ordinary course during the renewal process for any such policies, (ii) refusal of any coverage or rejection of any material claim under any insurance policy held by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no pending material Action by the Company or its Subsidiaries against any insurance carrier under any insurance policy held by the Company or its Subsidiaries.

Section 3.17    Properties.

(a)    Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list of all the leased real property that the Company or a Subsidiary leases, subleases or otherwise occupies (the “Company Leased Real Property” ) pursuant to which the Company or a Subsidiary is a tenant, subtenant, or otherwise occupies such Company Leased Real Property (individually and collectively, the “Company Real Property Leases” ) and the parties to such agreement. The Company Real Property Leases are in full force and effect and constitute a legal, valid and binding obligation on the Company or the applicable Subsidiary which is a party to it, enforceable in accordance with its terms, except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Company and its Subsidiaries, taken as a whole. There are no subleases, licenses, occupancy agreements, consents, assignments, purchase agreements, or other contracts granting to any person (other than the Company or a Subsidiary) the right to use or occupy the Company Leased Real Property, and no other Person (other than the Company and its Subsidiaries) is in possession of the Company Leased Real Property, except as, individually or in the aggregate, has not been, and would not reasonably be expected be, materially adverse to the Company and its Subsidiaries, taken as a whole. There are no outstanding options, rights of first offer or rights of first refusal in favor of any other party to purchase or lease the Company Leased Real Property or any portion thereof or interest therein. The Company or a Subsidiary has provided a true and complete copy of each such Company Real Property Lease. The Company or its Subsidiaries have a valid leasehold estate in all Company Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. The Company and its Subsidiaries, as applicable, have materially performed all obligations required to be performed by them to date under such Company Real Property Lease.

(b)    Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company owns and has good and valid title to all of its tangible personal property. No representation is made under this Section 3.17 with respect to any Intellectual Property, which is the subject of Section 3.18.

(c)    Neither the Company nor any of its Subsidiaries owns any real property.

Section 3.18    Intellectual Property.

(a)    The Company or its Subsidiaries own, or have the right pursuant to valid and enforceable licenses to use, all Intellectual Property used in or necessary for the business of Company and its Subsidiaries as currently conducted and as proposed to be conducted. All Company Intellectual Property will be owned or continue to be available for use, following the consummation of the transactions contemplated by this Agreement, on the same terms (including the same payment obligations) as they were owned or available for use by Company and its Subsidiaries immediately prior to the Effective Time.

(b)    Section 3.18(b) of the Company Disclosure Letter sets forth a true and complete list of all Company Owned Intellectual Property that is registered or issued under the authority of any Governmental Entity or Internet domain name registrar (collectively, “Company Registered IP”), including (i) the name of the applicant/registrant (including, if different, the legal owner(s) and beneficial owner(s) of such item), (ii) any other co-owners, (iii) the date and jurisdiction of application/registration (including with respect to domain names, the applicable Internet domain name registrar), (iv) the application or registration number, and (v) the status of such item. Each item of Company Registered IP is subsisting and, to the knowledge of Company, all issued or registered Company Registered IP is valid and enforceable. No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Company, no such action is or has been threatened with respect to any of the Company Registered IP in the past three (3) years. All material Company Registered IP is owned by or licensed to Company or one its Subsidiaries free and clear of all Encumbrances, other than Permitted Encumbrances. Neither Company nor any of its Subsidiaries has received any written notice or claim in the three (3) years prior to the date hereof challenging the validity or enforceability or inventorship or ownership of any Company Registered IP.

(c)    Each employee, director, independent contractor or consultant of the Company or any of its Subsidiaries who is or was involved in the creation or development of any material Intellectual Property on behalf of the Company or any of its Subsidiaries, has signed a valid and enforceable written agreement containing an irrevocable present assignment to the Company or its applicable Subsidiary of all Intellectual Property developed by such Person during such Person’s employment or engagement with the Company or its Subsidiaries.

(d)    Each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks, and to the knowledge of the Company, such information has not been used by or disclosed to any Person except pursuant to written, valid and appropriate non-disclosure agreements. Each employee or contractor of the Company and its Subsidiaries with access to any such information is subject to legally binding obligations to maintain the confidentiality of such information.

(e)    To the knowledge of the Company (i) the Company and its Subsidiaries are not infringing, misappropriating, diluting, or otherwise violating any Intellectual Property of any third party and (ii) no third party is misappropriating or infringing any Company Intellectual Property owned by the Company. Neither the Company nor any of its Subsidiaries has delivered or received in the three (3) years prior to the date hereof any written notice or claim asserting any such infringement, misappropriation, dilution or other violation of Intellectual Property. No Company Owned Intellectual Property is the subject of any Action between the Company and any other Person or is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

(f)    Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to, or assumption by, Parent by operation of law or otherwise of any Contracts to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent or any of its Affiliates granting to any other Person any right to or with respect to any Intellectual Property owned by Parent or any of its Affiliates (other than rights granted by the Company or any of its Subsidiaries prior to the Closing Date to Company Owned Intellectual Property), (ii) Parent or any of its Affiliates being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses (excluding any non-compete or other material restriction that arises from any agreement to which the Company or any of its Subsidiaries is not a party), or (iii) Parent or any of its Affiliates being obligated to pay any royalties or other material amounts, or offer any discounts, to any other Person pursuant to any Contract to which the Company is a party in excess of those payable by, or required to be offered by, the Company in the absence of this Agreement or the transactions contemplated hereby.

(g)    The computers, servers, software, systems, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned, leased or licensed by the Company and its Subsidiaries and which are in use in connection with the operation of their businesses (the “Company IT Systems”) operate and perform in all material respects as required by the Company and its Subsidiaries and have not malfunctioned or failed in any material respect in the past three (3) years. The Company and its Subsidiaries have in place commercially reasonable data backup, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices. The Company and its Subsidiaries have in place commercially reasonable policies and procedures to protect the security and integrity of the Company IT Systems. There has been no security breach or other unauthorized access to the Company IT Systems during the past three (3) years which has resulted in the unauthorized access, use, disclosure, deletion, destruction, modification, encryption or corruption of any material information or data stored therein or processed thereby.

Section 3.19    Data Privacy.

(a)    The Company, and to the knowledge of the Company, all third-parties Processing Personal Information on behalf of the Company (“Data Partners”), comply and have at all times in the three (3) years prior to the date hereof complied, in all material respects with all applicable (i) Privacy Laws, (ii) policies, notices, and/or statements related to privacy, security, or the Processing of Personal Information, and (iii) contractual commitments related to the privacy, security, or Processing of Personal Information (collectively, the “Privacy Requirements”). The execution, delivery, and performance of this Agreement and the Merger will not: (x) conflict with or result in a breach of any Privacy Requirements by the Company; or (y) otherwise prohibit the transfer of Personal Information to Parent.

(b)    The Company has at all times implemented, maintained and complied with, and required all Data Partners to implement, technical, physical, and organizational measures, plans, procedures, controls, and programs, including a written information security program, which at a minimum meet industry best practice and protect Personal Information and confidential information against Security Incidents. The Company has not, and to the knowledge of the Company, no Data Partner has, in the three (3) years prior to the date hereof, experienced any Security Incidents that would require notice to any Person under any Privacy Requirement, or that have otherwise resulted in, or are reasonably likely to result in, any liability or material impact.

(c)    In the three (3) years prior the date hereof, in relation to any Security Incident and/or actual or alleged violation of a Privacy Requirement, the Company has not (i) notified or been required to notify any customer, consumer, employee, Governmental Entity, or other Person, or (ii) received any written notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Governmental Entity or other Person. To the knowledge of the Company, there are no facts or circumstances that could give rise to the occurrence of (i) or (ii).

Section 3.20    Certain Payments. Neither the Company nor any of its Subsidiaries nor any director, officer, employee, agent or other person acting on behalf of the Company or its Subsidiaries has, within the past five (5) years, directly or indirectly, (a) violated or taken any action that could potentially result in a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or its predecessor laws, or any other Laws concerning corrupt payments applicable to the Company or its Subsidiaries (collectively, the “Anti-Corruption Laws”) or (b): (i) used, offered to use or authorized the use of any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful payments, related to political activity or otherwise; (ii) made, offered to make or authorized any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or its Subsidiaries; (iii) established or maintained any unlawful fund of monies or other assets of the Company or its Subsidiaries; (iv) made any inaccurate entry on the books or records of the Company or its Subsidiaries; (v) made, offered to make or authorized any bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, in any form or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with any Prohibited Person. Neither the Company nor any of its Subsidiaries is or within the past five (5) years has been (i) under external or internal investigation by any Governmental Entity for any potential or actual violation of any Anti‑Corruption Laws or (ii) has received any written or other notice from any Governmental Entity regarding any potential or actual violation of, or potential or actual failure to comply with, any Anti‑Corruption Laws. Since January 1, 2019 neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws. “Government Official” means any person employed by or that is an agent of any Governmental Entity or any political party or that is a candidate for Governmental Entity office, or the family member or close affiliate of any of these.

Section 3.21    State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under of any state Laws in the United States apply to this Agreement or any of the transactions contemplated hereby, including the Merger.

Section 3.22    Affiliate Transactions. Except (i) as set forth on Section 3.22 of the Company Disclosure Letter or (ii) for directors’ and employment-related Company Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements, as of the date hereof, no executive officer or director of the Company is a party to any Company Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing since January 1, 2023.

Section 3.23    Brokers. No broker, investment banker, financial advisor or other Person, other than Consensus Advisory Services LLC and Consensus Securities LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent true, correct and complete copies of all engagement, fee and similar Contracts between the Company (or any Subsidiary of the Company) and Consensus Advisory Services LLC and Consensus Securities LLC under which the Company has continuing obligations as of the date hereof.

Section 3.24    Opinion of Financial Advisor. Consensus Advisors LLC has delivered to the Company Board its oral opinion (which will be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Shares (other than Parent). The Company will make available to Parent a copy of such opinion as soon as practicable following the execution of this Agreement for information purposes only.

Section 3.25    No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered pursuant to this Agreement, the Company acknowledges that none of Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub, Parent’s business or operations or with respect to any other information provided to the Company, any of its affiliates, stockholders and representatives or any other Person or had or has any duty or obligation to provide any information to the Company or any of its affiliates, stockholders or representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise. Neither Parent nor any other Person will have or be subject to any liability to the Company, its Subsidiaries, affiliates, and representatives or any other Person resulting from the distribution to the Company or its Subsidiaries, affiliates, and representatives or the Company’s or its Subsidiaries’, affiliates’, and representatives’ use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company or its Subsidiaries, affiliates, and representatives in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

Section 3.26    No Reliance. The Company acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of Parent and its Subsidiaries with the management of Parent, (b) has had access to the books and records of the Parent and its Subsidiaries, the “data room” maintained by the Parent and its Subsidiaries for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of Parent and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person on behalf of Parent or any of its Subsidiaries, except for the representations and warranties set forth in Article IV or in any certificate delivered in connection with this Agreement. Without limiting the foregoing, except for the representations and warranties set forth in Article IV of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of Parent or Merger Sub or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding Parent, its Subsidiaries or their respective businesses and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which the Company is familiar, that except for the representations and warranties set forth in Article IV or in any certificate delivered in connection with this Agreement, the Company are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and the Company will have no claim against Parent, Merger Sub or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto and (subject to the express representations and warranties of Parent set forth in Article IV) the Company and its Subsidiaries, affiliates, stockholders and representatives expressly disclaim reliance on any such information (including the accuracy or completeness thereof) or any representations or warranties or other statements or omissions that may have been made by Parent or any Person with respect to Parent other than the representations and warranties set forth in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed or reflected in the Parent SEC Documents filed and publicly available after January 1, 2024 but at least two (2) Business Days prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to the extent to which the relevance of such information is reasonably apparent on its face that such disclosure also qualifies or applies to such other section or subsections), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1    Organization, Standing and Power.

(a)    Each of Parent, its Subsidiaries and Merger Sub (i) is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and proposed to be conducted in all material respects and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failure to have such power and authority or to be so qualified or licensed or in good standing that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

(b)    Parent has previously furnished or otherwise made available to the Company a true and complete copy of Parent’s certificate of incorporation (the “Parent Charter”) and bylaws (the “Parent Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Parent is not in material violation of any provision of the Parent Charter or the Parent Bylaws in any material respect.

(c)    Each of Parent’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in each case of clauses (i), (ii) and (iii), that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

Section 4.2    Capital Stock.

(a)    The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share. As of November 19, 2025, (1) 68,848,745 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (2) 7,489,129 shares were held in treasury, (3) no shares of preferred stock were outstanding, (4) an aggregate of 1,850,133 shares of Parent Common Stock were subject to or otherwise deliverable in connection with outstanding restricted stock units that vest solely based on the passage of time, (5) an aggregate of 851,844 shares of Parent Common Stock were subject to or otherwise deliverable in connection with outstanding restricted stock units that vest based in whole or in part on performance metrics (at the target level of performance), (6) an aggregate of 2,250,000 shares of Parent Common Stock were subject to or otherwise deliverable in connection with the exercise of outstanding options to purchase Parent Common Stock (“Parent Stock Options”), (7) 1,471,613 shares of Parent Common Stock were available for issuance of future awards under Parent’s equity incentive plans, and (8) no shares of Parent Common Stock subject to or otherwise deliverable in connection with the exercise of outstanding convertible notes.

(b)    Except as set forth above and except for changes since the Measurement Date resulting from the exercise of Parent Stock Options outstanding on such date, as of the date of this Agreement, (1) there are not outstanding or authorized any (A) shares of capital stock or other Equity Interests of Parent or any of its Subsidiaries, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent or any of its Subsidiaries or (C) options or other rights to acquire from Parent or any of its Subsidiaries, and no obligation of Parent or any of its Subsidiaries to issue, any capital stock or Equity Interests of Parent or any of its Subsidiaries, (2) there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or Equity Interests of Parent or any of its Subsidiaries, (3) there are no Liens relating to the issued or unissued capital stock of Parent or any of its Subsidiaries to which Parent or any of its Subsidiaries is a party, (4) there are no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote, and (5) there is no Contract to which Parent or any of its Subsidiaries is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Parent Common Stock or capital stock or other Equity Interests of any of Parent’s Subsidiaries.

(c)    Each of the outstanding shares of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another wholly-owned Subsidiary of Parent and are owned free and clear of all Liens of any nature whatsoever, except where any such failure to own any such shares free and clear, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

(d)    All of the issued and outstanding capital stock or interests of Merger Sub is owned, directly or indirectly, by Parent. Merger Sub has no outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent may acquire any equity security or interests of Merger Sub.

Section 4.3    Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by Parent as the sole stockholder of Merger Sub, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Parent Board has, at a meeting duly called and held, (a) unanimously adopted resolutions (i) determining that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of Parent and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and has resolved to adopt and approve the Parent Stock Issuance contemplated hereby.

Section 4.4    No Conflict; Consents and Approvals.

(a)    The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Parent Charter or Parent Bylaws or the equivalent Organizational Documents of any of Parent’s Subsidiaries or Merger Sub, (ii) result in the creation of any Lien upon any assets of Parent or any of its Subsidiaries that is material to the operation of Parent and its Subsidiaries or the suspension, revocation or forfeiture of any material franchise, permit or license granted by a governmental authority to the Parent or any of its Subsidiaries, other than liens under federal or state securities laws, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under any material indenture or other agreement or instrument evidencing material indebtedness binding upon Parent or any of its Subsidiaries or their respective assets, or give rise to a right of any third party thereunder to require any material payment, repurchase or redemption to be made by Parent or any of its subsidiaries, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder, (iv) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent, any of its Subsidiaries or Merger Sub or by which any of their respective properties are bound or (v) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent, any of its Subsidiaries or Merger Sub is a party or by which Parent, any of its Subsidiaries or Merger Sub or any of their respective properties are bound, except, in the case of clauses (iv) and (v), for any such conflict, breach, violation, default, loss, right or other occurrence that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement by each of Parent or Merger Sub, and the consummation by each of Parent or Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange (“NYSE”), (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the filing with the Secretary of State of the State of Tennessee of the Articles of Merger, and (v) any such consent, approval, authorization, permit, action, filing or notification, in each case with respect to a Governmental Entity, the failure of which to make or obtain that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

Section 4.5    SEC Reports; Financial Statements.

(a)    Parent has timely filed, furnished or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2023 (all such forms, reports, statements, certificates and other documents filed since January 1, 2023 and prior to the date hereof, collectively, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent has been required to file any forms, reports or other documents with the SEC at any time since January 1, 2023. Since January 1, 2023 no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither Parent nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b)    The audited consolidated financial statements of Parent (including any related notes thereto) included in or incorporated by reference in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments.

(c)    Parent maintains, and at all times since January 1, 2023 has maintained, disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Parent in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC under the Exchange Act. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued an attestation report concluding that Parent maintained effective internal control over financial reporting as of December 31, 2024. Parent has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

(d)    Since January 1, 2023, (i) none of Parent or any Subsidiary of Parent nor, to the knowledge of Parent, any director or officer of Parent or any Subsidiary of Parent has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or any material complaint, allegation, assertion or claim from employees of Parent or any Subsidiary of Parent regarding questionable accounting or auditing matters with respect to Parent or any Subsidiary of Parent, and (ii) to the knowledge of Parent, no attorney representing Parent or any Subsidiary of Parent, whether or not employed by Parent or any Subsidiary of Parent, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent, any Subsidiary of Parent or any of their respective officers, directors, employees or agents to Parent Board or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

(e)    As of the date hereof, Parent is in compliance in all material respects with all current listing requirements of the NYSE.

(f)    Neither Parent nor any Subsidiary of Parent is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents, and none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review or investigation.

Section 4.6    No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities of any nature or type, whether accrued, absolute, determined, contingent, secondary, direct or otherwise and whether due or to become due, required to be reflected in Parent’s financial statements, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the most recent audited balance sheet included in the Parent SEC Documents (the “Most Recent Parent Balance Sheet”); (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Parent Balance Sheet; (iii) liabilities that, individually or in the aggregate, have not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

Section 4.7    Certain Information. The information supplied or to be supplied by Parent and Merger Sub specifically for inclusion in the Form S-4 and the Proxy Statement shall not, at the time that the Form S‑4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by or on behalf of the Company specifically for inclusion in the Form S‑4.

Section 4.8    No Parent Material Adverse Effect. Since January 1, 2024 through the date of this Agreement, there has not been any Effect that has constituted or resulted in, or that would reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

Section 4.9    Litigation. Except as, in each case, individually or in the aggregate, has not had, or would not reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets, (b) neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity and (c) there are no subpoenas, civil investigative demands or other written requests for information issued to Parent or any of its Subsidiaries relating to potential or actual violations of any Law that are pending or, to the knowledge of Parent, threatened, or any investigations or claims against or affecting Parent or any of its Subsidiaries, or any of their respective properties or assets, relating to potential or actual violations of any Law.

Section 4.10    Compliance with Laws. Parent and each of its Subsidiaries are in compliance with, and have maintained and enforced policies and procedures reasonably designed to promote compliance with, all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance, individually or the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has, during the three (3)-year period prior to the date of this Agreement: (i) to the knowledge of Parent, received any written notice or verbal notice from any Governmental Entity regarding any potential or actual material violation by Parent or any of its Subsidiaries of any Law; or (ii) provided any notice to any Governmental Entity regarding any potential or actual material violation by Parent or any of its Subsidiaries of any Law. Parent and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect, (x) all of Parent and its Subsidiaries’ Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of Parent, no suspension or cancellation of any such Permit is threatened, (x) no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any such Permit, (y) all fees and assessments due and payable in connection with such Permits have been timely paid, and (z) Parent and each of its Subsidiaries is in compliance with the terms and requirements of all such Permits. There are no Actions pending or, to the knowledge of Parent, threatened, that seek the revocation, cancellation or modification of any Permit. Neither Parent nor its Subsidiaries have, since January 1, 2023, received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the knowledge of Parent, has any charge, claim or assertion been threatened, except as, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

Section 4.11    Brokers. No broker, investment banker, financial advisor or other Person, other than Ankura Consulting Group, LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made.

Section 4.12    No Prior Activities. Except for obligations incurred in connection with its organization and the transactions contemplated hereby, Merger Sub has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any Contract with any Person.

Section 4.13    No Other Representations or Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered pursuant to this Agreement, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, or any of their respective businesses or operations, with respect to any other information provided to Parent or Merger Sub, or any of their respective affiliates, stockholders and representatives or any other Person or had or has any duty or obligation to provide any information to Parent or Merger Sub, or any of their respective affiliates, stockholders or representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise. Neither the Company nor any other Person will have or be subject to any liability to Parent or Merger Sub, or any of their respective affiliates and representatives, or any other Person resulting from the distribution to Parent or Merger Sub, or any of their respective affiliates and representatives, or Parent’s or Merger Sub’s, or any of their respective affiliates’ and representatives’, use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub, or any of their respective affiliates and representatives, in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

Section 4.14    No Reliance. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person on behalf of the Company or any of its Subsidiaries, except for the representations and warranties set forth in Article III or in any certificate delivered in connection with this Agreement. Without limiting the foregoing, except for the representations and warranties set forth in Article III of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that except for the representations and warranties set forth in Article III or in any certificate delivered in connection with this Agreement, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto and (subject to the express representations and warranties of Parent set forth in Article III) Parent and Merger Sub, and their respective affiliates, stockholders and representatives, expressly disclaim reliance on any such information (including the accuracy or completeness thereof) or any representations or warranties or other statements or omissions that may have been made by the Company or any Person with respect to the Company other than the representations and warranties set forth in this Agreement.

ARTICLE V
COVENANTS

Section 5.1    Conduct of Business of the Company.

(a)    The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as expressly required by this Agreement, (ii) as disclosed in Section 5.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) to the extent Parent shall otherwise request or consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (w) conduct their respective business in the ordinary course of business consistent with past practice and (x) use commercially reasonable efforts to preserve substantially intact their respective business organizations and material assets, to keep available the services of its and its Subsidiaries’ current officers and key employees, to preserve their respective present relationships and goodwill with material customers and material suppliers and others with whom it has business relations and comply in all material respects with all applicable Laws.

(b)    Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except (w) as expressly required by this Agreement, (x) as disclosed in Section 5.1(b) of the Company Disclosure Letter, (y) as required by applicable Law or (z) to the extent Parent shall otherwise request or consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and the Company shall cause each of its Subsidiaries not to:

(i)    amend or otherwise change its Organizational Documents (other than such amendments as may be necessary to effect the transactions contemplated by this Agreement, the Merger) or adopt any stockholder rights plan, “poison pill” antitakeover plan or similar device, in each case, to the extent that it would apply to the transactions contemplated by this Agreement, including the Merger;

(ii)    issue, deliver, sell, pledge, grant, transfer, dispose of or encumber any shares of capital stock, or grant to any Person any right to acquire any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other Equity Interests, except pursuant to the exercise of Company Stock Options or settlement of settlement of Company RSUs outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) in accordance with their terms;

(iii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, in respect of any of its capital stock or other Equity Interests (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests (other than in connection with this Agreement);

(iv)    adjust, split, combine, exchange, redeem, repurchase or otherwise acquire any shares of capital stock or other Equity Interests, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of the Company’s or any of its Subsidiaries’ capital stock or other Equity Interests (except in connection with the cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or settlement of Company RSUs or other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof), or reclassify, combine, split, subdivide or otherwise amend, directly or indirectly, the terms of its capital stock or other Equity Interests, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of the Company’s or any of its Subsidiaries’ capital stock or other Equity Interests;

(v)    (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; (B) sell, pledge, assign, transfer, lease, license, guarantee, encumber or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any property or assets, other than, in each case, (x) sales of inventory, goods or services in the ordinary course of business or of obsolete equipment or assets in the ordinary course of business; (w) as security for any borrowings permitted by Section 5.1(b)(viii); or (y) licenses granted to customers or other third parties in the ordinary course of business; or (z) dispositions of assets which do not constitute Company Intellectual Property, and with respect to which the fair market value of all such assets does not exceed $500,000 in the aggregate;

(vi)    except in the ordinary course of business consistent with past practice, (x) materially amend or terminate any Company Material Contract (other than terminations pursuant to the expiration of the existing term of any Company Material Contract), (y) waive, release or assign any material rights under any Company Material Contract or (z) enter into any Contract or agreement that, if in effect on the date of this Agreement, would constitute a Company Material Contract;

(vii)    make, or agree or commit to make, any capital expenditure, except in accordance with the capital expenditure budget set forth in Section 5.1(b)(vii) of the Company Disclosure Letter, plus a 2.5% variance for each principal category set forth in such capital expenditure budget;

(viii)    (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company or routine travel and business expense advances made to directors or employees in the ordinary course of business consistent with past practice), (B) incur, redeem, repurchase, prepay, defease, or cancel any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise) or make any loans or advances or capital contributions to any other Person, except for: (1) subject to Section 5.18, repayment of the amounts outstanding under the Credit Facility when due in accordance with their terms; (2) borrowings in an aggregate principal amount outstanding at any time not to exceed $250,000 incurred in the ordinary course of business pursuant to existing credit facilities or letters of credit, (3) any indebtedness among the Company and its Subsidiaries or among Subsidiaries of the Company (and guarantees by the Company or its Subsidiaries in respect thereof) and (4) purchase money financings and capital leases entered into in the ordinary course of business in an aggregate amount not to exceed $250,000 at any time outstanding, (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries) or (D) incur any Encumbrance on any of its material property or assets, except Permitted Encumbrances;

(ix)    except to the extent required by applicable Law or any Company Plan in effect as of the date hereof, (A) increase or decrease the compensation or benefits of any director or any Company Employee (other than annual base salary increases for employees with annual compensation less than $200,000 in the ordinary course of business consistent with past practice, and corresponding increases in target bonus compensation), (B) enter into, establish, amend, terminate or modify (including by exercising discretion to accelerate vesting or the time of payment or funding) any Company Plan, or any arrangement that would be a Company Plan if in effect as of the date of this Agreement; (C) grant or increase any severance or termination pay or termination or change in control payments or benefits, or any similar compensation, (D) hire or engage any individual as an employee or other individual service provider (except, with respect to any individual whose annual base compensation does not exceed $200,000, to fill a vacancy); (E) terminate the employment of any Company Employee (other than for cause); or (F) enter into any Labor Agreement;

(x)    implement or adopt any material change in its methods of accounting, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xi)    adopt a plan of (A) complete or partial liquidation of the Company or any Subsidiary of the Company or (B) dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization, other than, in the case of clause (B), transactions between or among direct or indirect wholly owned Subsidiaries of the Company;

(xii)    commence, compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business that (A) involve only the payment of money damages (1) for an amount (in excess of insurance proceeds) for each such compromise or settlement that is, individually, less than $100,000 and for all such compromises or settlements that is, in the aggregate, less than $500,000 or (2) consistent with the reserves reflected in the Company’s balance sheet at November 1, 2025, (B) do not impose any restriction on the Company’s business or the business of its Subsidiaries, (C) do not relate to any litigation, claim, suit, action or proceeding by the Company’s shareholders in connection with this Agreement or the Merger and (D) do not include an admission of liability or fault on the part of the Company or any of its Subsidiaries;

(xiii)    waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $250,000, except in the ordinary course of business consistent with past practice and in accordance with their terms.

(xiv)    (A) make, change or revoke any material Tax election, (B) change or adopt any Tax accounting period or material method of Tax accounting, (C) amend or refile any material Tax Return, (D) settle or compromise any material liability for Taxes or any audit, claim or other proceeding relating to a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar state, local or non-U.S. Law), (F) request any ruling from any Governmental Entity relating to Taxes, (G) knowingly surrender any right to claim a material refund of Taxes, (H) other than in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, or (I) initiate any voluntary disclosure, amnesty or similar program with respect to a material amount of Taxes;

(xv)    sell, transfer, assign, license, or otherwise dispose of (by merger, consolidation, operation of law, division or otherwise), or grant a Lien on, covenant not to sue in respect of, mortgage, encumber or exchange any material Intellectual Property owned or purported to be owned by, or exclusively licensed to, the Company or any Subsidiary of the Company;

(xvi)    materially reduce the amount of insurance coverage or fail to renew or maintain any material existing insurance policies;

(xvii)    (A) amend any Permits in a manner that adversely impacts the Company’s ability to conduct its business in any material respect or (B) terminate or allow to lapse any material Permits;

(xviii)    enter into any Company Real Property Leases;

(xix)    take any action (or knowingly omit to take any action) intended to or that would reasonably be expected to cause or result in a material breach of the Credit Facility; or

(xx)    agree to take or otherwise authorize, approve or enter into any agreement or make any commitment to take any of the actions described in Sections 5.1(b)(i) through (xix).

Section 5.2    Conduct of Business of Parent.

(a)    Parent covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as expressly required by this Agreement, (ii) as disclosed in Section 5.1(a) of the Parent Disclosure Letter, (iii) as required by applicable Law or (iv) to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, (w) conduct their respective business in the ordinary course of business and (x) use commercially reasonable efforts to preserve substantially intact their respective business organizations and material assets, to keep available the services of its and its Subsidiaries’ current officers and key employees, to preserve their respective present relationships with material customers and material suppliers and comply in all material respects with all applicable Laws.

(b)    Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except (w) as expressly required by this Agreement, (x) as disclosed in Section 5.1(b) of the Parent Disclosure Letter, (y) as required by applicable Law or (z) to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and Parent shall cause each of its Subsidiaries not to:

(i)    amend or otherwise change its Organizational Documents;

(ii)    implement or adopt any material change in its methods of accounting, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(iii)    adopt a plan of (A) complete or partial liquidation of Parent or any Subsidiary of Parent or (B) dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization, other than, in the case of clause (B), transactions between or among direct or indirect wholly owned Subsidiaries of Parent; or

(iv)    agree to take or otherwise authorize, approve or enter into any agreement or make any commitment to take any of the actions described in Sections 5.1(b)(i) through 5.1(b)(iii).

Section 5.3    No Control of Other Party’s Business. Nothing contained in this Agreement (including anything in Section 5.1(b)) shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4    No Solicitation by the Company.

(a)    Except as expressly permitted by this Section 5.4, the Company agrees that it shall not, and shall cause its Subsidiaries and its and their respective directors, officers, employees, investment bankers, attorneys, consultants, accountants and other advisors, agents or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly assist, knowingly induce or knowingly encourage or facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making, submission, announcement or completion of, any proposal or offer that constitutes, or would be reasonably expected to lead to, a Company Acquisition Proposal or (ii) engage in, continue or participate in any negotiations or discussions with any Persons (any such Person, a “Third Party”) other than Parent, Merger Sub and their respective Affiliates and Representatives to the extent acting on behalf of Parent or Merger Sub (other than to refer the inquiring Person to this Section 5.4) concerning any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal, (iii) furnish or provide or cause to be furnished or provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes of would reasonably be expected to lead to a Company Acquisition Proposal, or (iv) resolve or agree to do any of the foregoing. The Company agrees that it will, and will cause its Subsidiaries and its and their respective Representatives to, (x) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Company Acquisition Proposal, (y) deliver a written notice to any such Third Party explicitly stating that the Company is terminating all discussions and negotiations with such Third Party with respect to any Company Acquisition Proposal, and requesting that such Third Party promptly return or destroy all confidential or proprietary information concerning the Company and its Subsidiaries, and (z) promptly terminate access of any such Third Party to any due diligence or electronic or physical data room with respect to any Company Acquisition Proposal; provided, that nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, solely to the extent necessary to allow the applicable counterparty thereof to make a Company Acquisition Proposal in accordance with this Agreement and only after the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(b)    Notwithstanding anything to the contrary in Section 5.4(a), at any time prior to obtaining the Company Shareholder Approval, in response to an unsolicited bona fide written Company Acquisition Proposal from a Third Party made after the date hereof that (x) did not result from a material breach of Section 5.4(a) or Section 5.4(c) by the Company, any of its Subsidiaries or any of its or their respective Representatives, and (y) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, constitutes or may reasonably be expected to lead to a Company Superior Proposal and that failure to engage in such discussions or negotiations, or provide such information, would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the Company and its shareholders under applicable Law, the Company and its Representatives may, following receipt of an executed customary confidentiality agreement with nondisclosure provisions that are at least as restrictive of such Third Party as the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) and that does not prohibit compliance by the Company with this Section 5.4: (i) furnish information with respect to the Company and its Subsidiaries to such Third Party making such Company Acquisition Proposal and (ii) participate in discussions or negotiations with such Third Party and its Representatives regarding such Company Acquisition Proposal; provided, that the Company shall promptly (following such time as it is provided or made available to such third party and in no event later than 24 hours) provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries to the Person making such Company Acquisition Proposal or its Representatives which was not previously provided or made available to Parent. If the Company receives a Company Acquisition Proposal or any inquiry or request for information with respect to a Company Acquisition Proposal or that is reasonably likely to lead to a Company Acquisition Proposal, then the Company shall promptly (and in no event later than 24 hours after its receipt of such Company Acquisition Proposal or request) notify Parent in writing of such Company Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or Company Acquisition Proposal and an unredacted copy of any such written request or proposal (or, if not in writing, a written summary of the material terms and conditions thereof)), together with copies of any proposed transaction agreements, and the Company shall thereafter keep Parent reasonably informed in writing, on a current basis (and, in any event, within 24 hours), of the status of such Company Acquisition Proposal or request, including informing Parent of any material change to the terms of such Company Acquisition Proposal, and the status of any negotiations, including any change in its intentions as previously notified.

(c)    Subject to the permitted actions contemplated by clauses (d) and (e) below, and Section 7.1(c)(ii), neither the Company Board nor any committee thereof shall (i) withdraw, change, qualify, withhold, amend or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, change, qualify, withhold, amend or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or make, or permit any director or executive officer to make, any public statement in connection with the Company Shareholders Meeting by or on behalf of the Company Board or such committee that would reasonably be expected to have the same effect, (ii) adopt, approve, recommend, or publicly propose to adopt, approve or recommend, any Company Acquisition Proposal or Company Alternative Acquisition Agreement, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) in the event a tender offer that constitutes a Company Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Company Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days of such commencement (and in no event later than one (1) Business Day prior to the date of the Company Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 5.5(b)), or (v) if requested by Parent, fail to issue, within ten (10) Business Days after a Company Acquisition Proposal is publicly announced (and in no event later than one (1) Business Day prior to the date of the Company Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 5.5(b)), a press release reaffirming the Company Board Recommendation (any of such action in clauses (i)-(v), an “Company Adverse Recommendation Change”), (vi) cause or permit the Company or any of its Subsidiaries to enter into or agree to any letter of intent, memorandum of understanding or similar document, agreement in principle, acquisition agreement, merger agreement, or other similar agreement or commitment (other than a confidentiality agreement referred to in Section 5.4(b) entered into in compliance with Section 5.4(b)) relating to any Company Acquisition Proposal (a “Company Alternative Acquisition Agreement”) or (vi) take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any Company Acquisition Proposal or counterparty thereto; provided, that delivery of a written notice to Parent as contemplated by clause (d) below, or public disclosure that such notice has been delivered to Parent, shall not be deemed to constitute an Company Adverse Recommendation Change or otherwise a violation of this clause (c).

(d)    Notwithstanding anything to the contrary set forth in this Section 5.4, following receipt of a written Company Acquisition Proposal by the Company after the date of this Agreement that did not result from a breach of this Section 5.4 and has not been withdrawn the Company Board may, at any time prior to the Company Shareholders Meeting, make a Company Adverse Recommendation Change and authorize the Company to terminate this Agreement to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal in accordance with Section 7.1(c)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met prior to making such Company Adverse Recommendation Change:

(i)    the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Company Acquisition Proposal constitutes a Company Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to its shareholders under applicable Law;

(ii)    (A) the Company shall have provided to Parent five (5) Business Days’ prior written notice (the “Company Superior Proposal Notice”), which shall state expressly (1) that it has received a written Company Acquisition Proposal that constitutes a Company Superior Proposal, (2) an unredacted copy of such Company Acquisition Proposal (or, if not in writing, the material terms and conditions thereof, including the consideration offered therein and the identity of the Person or group making the Company Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Company Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Company Superior Proposal shall require a new notice and an additional three (3) Business Day period) and (3) that, subject to clause (iii) below, the Company Board has determined to make a Company Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) in order to enter into the Company Alternative Acquisition Agreement, as applicable and (B) prior to making such Company Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(c)(ii), as applicable, (x) the Company shall have used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such notice period commencing on the delivery of the Company Superior Proposal Notice, to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the Company Alternative Acquisition Agreement ceases to constitute a Company Superior Proposal and (y) in determining whether to make an Company Adverse Recommendation Change or to effect a termination in accordance with Section 7.1(c)(ii), the Company Board shall have taken into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

(iii)    following the end of such five (5) Business Day period (as such period may be extended in accordance with clause (ii) above), the Company Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Company Superior Proposal and taking into account any revised terms proposed by Parent, such Company Superior Proposal continues to constitute a Company Superior Proposal and that the failure to make such Company Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(e)    Notwithstanding anything to the contrary set forth in this Section 5.4, upon the occurrence of any Company Intervening Event, the Company Board may, at any time prior to the Company Shareholders Meeting, make a Company Adverse Recommendation Change that is not related to a Company Acquisition Proposal if all of the following conditions are met:

(i)    prior to making such Company Adverse Recommendation Change, (1) the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that, in light of such Company Intervening Event, a failure to effect a Company Adverse Recommendation Change would be reasonably expected to be inconsistent with the Company Board’s fiduciary duties to its shareholders under applicable Law, (2) the Company shall have (A) provided to Parent five (5) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Company Intervening Event and the rationale for the Company Adverse Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to make an Company Adverse Recommendation Change and (B) prior to making such an Company Adverse Recommendation Change, used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such five (5) Business Day period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure of the Company Board to make an Company Adverse Recommendation Change in response to the Company Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii)    following the end of such five (5) Business Day period, the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Company Intervening Event and taking into account any revised terms proposed by Parent, the failure to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)    The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of (i) any written or oral Company Acquisition Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to a Company Acquisition Proposal and (iii) any inquiry or request for discussion or negotiation regarding a Company Acquisition Proposal, including in each case the identity of the Person making any such Company Acquisition Proposal, inquiry or request and the material terms of such Company Acquisition Proposal, inquiry or request and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(g)    Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e‑2(a), Rule 14d‑9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to its shareholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided, however, that in the case of either clause (i) or clause (ii), no such communication or statement that would constitute a Company Adverse Recommendation Change shall be permitted, made or taken except in accordance with Section 5.4(d).

(h)    Any breach of the restrictions contained in this Section 5.4 by any of the Company’s Subsidiaries, or any Representatives of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.4 by the Company.

(i)    As used in this Agreement:

(i)    “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 20% of the Equity Interests, voting power or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger and the other transactions contemplated by this Agreement.

(ii)    “Company Intervening Event” means an Effect that arises following the date hereof that (A) (x) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which Effect becomes known to, or reasonably foreseeable by, the Company Board prior to the Company Shareholders Meeting, and (y) is material to the Company and its Subsidiaries (taken as a whole), and (B) does not relate to (x) a Company Acquisition Proposal or a Company Superior Proposal or any inquiry or communications relating thereto, any matter relating thereto or consequences thereof, and (y) in each case in and of itself, any changes in the market price or trading volume of Company Shares or the fact that the Company meets, fails to meet or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period (it being understood, however, that any underlying cause of any of the foregoing in this clause (y) may be a Company Intervening Event if not otherwise falling into the foregoing clauses (x) and (y) of this definition ).

(iii)    “Company Superior Proposal” means any bona fide written Company Acquisition Proposal (A) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view (including taking into account payment by the Company of the Company Termination Fee) to the holders of Company Shares than the Merger and the other transactions contemplated by this Agreement (after giving effect to any revisions to the terms of the Agreement committed to in writing by Parent in response to such Company Acquisition Proposal pursuant to Section 5.4(d)), taking into account all the terms and conditions of such proposal, including the timing, likelihood of consummation, confidentiality, legal, financial, regulatory, financing and other aspects of such Company Acquisition Proposal, and this Agreement and (B) that the Company Board believes in good faith, after consultation with the Company’s outside legal counsel and financial advisors, is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of “Company Superior Proposal,” the references to “20%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%.”

Section 5.5    Preparation of Form S-4 and Proxy Statement; Company Shareholders Meeting.

(a)    As promptly as practicable after the date of this Agreement (and in any event within thirty (30) calendar days after the date hereof), (i) the Company and Parent shall prepare the Form S-4 and a proxy statement in preliminary form (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the shareholders of the Company relating to the special meeting of the Company’s shareholders (the “Company Shareholders Meeting” ) to be held to consider the adoption of this Agreement in accordance with the Company’s Organizational Documents, the TBCA and this Agreement, and (ii) Parent shall file with the SEC, the Form S-4, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock subject to the Parent Stock Issuance. The parties shall consult each other in connection with setting a preliminary record date for the Company Shareholders Meeting and shall commence broker searches pursuant to Section 14a‑13 of the Exchange Act in connection therewith. Parent shall use its commercially reasonable efforts to have the Form S‑4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S‑4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also use its commercially reasonable efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the Parent Stock Issuance and the Company shall furnish all information concerning the Company and the holders of Company Shares as may be reasonably requested in connection with any such action. The Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Form S‑4 is declared effective under the Securities Act. No filing or mailing of, or amendment or supplement to, the Form S‑4 or the Proxy Statement, or any substantive correspondence (including all responses to SEC correspondence) will be made by Parent or the Company, as applicable, without (i) providing the other party a reasonable opportunity to review and comment thereon (which comments the receiving party will consider in good faith) and (ii) the other party’s prior approval (which shall not be unreasonably withheld). Parent or the Company, as applicable, will advise the other party promptly after it receives oral or written notice thereof, of the time when the Form S‑4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in the Parent Stock Issuance for offering or sale in any jurisdiction or any oral or written request by the SEC or its staff for amendment of the Proxy Statement or the Form S‑4 or comments thereon and responses thereto or requests by the SEC or its staff for additional information, and will promptly provide the other with copies of any written communication from the SEC or its staff or any state securities commission and a reasonable opportunity to participate in the responses thereto. If at any time prior to the Effective Time the Company or Parent shall discover or become aware of any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors that should be disclosed in an amendment or supplement to either of the Form S‑4 or the Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, then such party that discovers or becomes aware of such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC in accordance with this Section 5.5 and, to the extent required under applicable Law, disseminated to shareholders of the Company and Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(b)    As promptly as practicable after the Form S‑4 has been declared effective or as the parties otherwise mutually determine to be appropriate, the Company shall cause the Company Shareholders Meeting to be held in accordance with applicable Law and the Company shall duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval and, if applicable, the advisory vote required by Rule 14a‑21(c) under the Exchange Act in connection therewith. The Company may postpone or adjourn the Company Shareholders Meeting solely (i) with the consent of Parent; (ii) if required by applicable Law or a request from the SEC, (iii) (A) due to the absence of a quorum necessary to conduct the business of the Company Shareholders Meeting or (B) if the Company has not received proxies representing a sufficient number of Company Shares for the Company Shareholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iv) to the extent reasonably necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with Parent and outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting; provided, without the prior written consent of Parent (not to be unreasonably withheld, in the cases of clauses (ii) and (iv)), (x) no single adjournment or postponement permitted hereunder (including by the immediately following sentence) shall be for more than five (5) Business Days, except as may be required by Law, (y) all such adjournments and postponements together shall not cause the date of the Company Stockholder Meeting to be more than twenty (20) Business Days after the date for which the Company Stockholder Meeting was originally scheduled or, in the case of clause (iii) above and the immediately following sentence, less than five (5) Business Days prior to the Termination Date. In addition to the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, postpone or adjourn the Company Shareholders Meeting to a date mutually agreed with Parent (subject to the limitations in the foregoing proviso, except as may be mutually agreed with Parent) for the absence of a quorum or if the Company has not received proxies representing a sufficient number of Company Shares for the Company Shareholder Approval; provided, that no such adjournment shall be required to be for a period exceeding ten (10) Business Days. Except in the case of a Company Adverse Recommendation Change specifically permitted by, and adopted pursuant to the procedures set forth in, Section 5.4, the Company, through the Company Board, shall (i) recommend to its shareholders that they adopt this Agreement and the transactions contemplated hereby and (ii) include such recommendation (including the Company Board Recommendation) in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that, notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, (x) the Company shall use its commercially reasonable efforts to solicit proxies to obtain the Company Shareholder Approval and (y) the Company’s obligations pursuant to this Section 5.5(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Company Acquisition Proposal or the occurrence of any Company Adverse Recommendation Change. The Company shall, on a daily basis during the ten (10) Business Days prior to the date of the Company Stockholder Meeting, advise Parent as to the aggregate number of Company Shares entitled to vote at the Company Stockholder Meeting for which proxies have been received by the Company with respect to the Company Shareholder Approval and the number of such proxies authorizing the holder thereof to vote in favor of the Company Shareholder Approval.

Section 5.6    Access to Information; Confidentiality. Upon reasonable prior notice, each party shall, and shall cause each of its Subsidiaries to, afford to the other parties and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, each party shall, and shall cause each of its Subsidiaries to, furnish as promptly as reasonably practicable to the other parties all other information concerning its business, properties and personnel as the other parties may reasonably request for purposes of completing the Merger or for a bona fide business purpose (including Tax Returns filed and those in preparation and the work papers of its auditors); provided, however, that the foregoing shall not require any party to disclose any information (a) if providing such access would unreasonably disrupt such party’s operations, (b) that is a trade secret of a third party, competitively sensitive information, information concerning the valuation of the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, as applicable, or personal information that would expose the Company or Parent, as applicable, to the risk of liability (provided that in each such case the withholding party will inform the other party of the nature of the information being withheld, and use its commercially reasonable efforts to make alternative arrangements that would allow access to such information), (c) would violate the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided, however, that the withholding party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), (c) the disclosure of which would violate any Law applicable to such party or any of its Representatives (provided, however, that withholding party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), or (d) disclosure of which would jeopardize any attorney-client, attorney work product or other legal privilege (provided, however, that withholding party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege); provided, further, that the foregoing shall not require the Company, Parent or any of their respective Subsidiaries to permit any environmental testing or sampling or subsurface investigations, including surface and subsurface soils and water, soil gas, air or building materials, on any of the properties owned, leased or operated by it or any of its respective Subsidiaries. All such information shall be held confidential in accordance with the terms of the Agreement Regarding Mutual Disclosure of Information between Parent and the Company, dated as of July 16, 2024 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.6 or information provided, made available or delivered to a party pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.7    Further Action; Efforts. The parties shall use their commercially reasonable efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated hereby, including using their commercially reasonable efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders of all Governmental Entities and parties to Contracts with the Company, Parent or any of their respective Subsidiaries that may be or become necessary for the performance of obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby. The parties shall cooperate and assist one another in good faith (i) in connection with all actions to be taken pursuant to this Section 5.7, including the preparation and making of the filings referred to herein and, if requested, amending or furnishing additional information thereunder, and (ii) in seeking, as promptly as reasonably practicable, to obtain all such waivers, permits, consents, approvals, authorizations, qualifications and orders.

Section 5.8    Company 401(k) Plan. Unless otherwise directed by Parent in a writing delivered to the Company following the date hereof and at least five (5) Business Days prior to the Closing Date, the Company shall take all necessary action (including the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Effective Time, the Brand House Collective 401(k) Plan (the “Company 401(k) Plan”). The Company shall provide Parent with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the Company 401(k) Plan reasonably in advance and give Parent a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Effective Time, the Company shall provide Parent with the final documentation evidencing that the Company 401(k) Plan has been terminated.

Section 5.9    Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and the Company Board shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.10    Stock Exchange Listing. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger, and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 5.11    Stock Exchange Delisting. To the extent requested by Parent, prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Shares from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company Shares under the Exchange Act at the Effective Time.

Section 5.12    Indemnification, Exculpation and Insurance.

(a)    Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any pending or threatened Action, whether civil, criminal, administrative or investigative, arising out of, pertaining to or by reason of (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or, while a director, officer or employee of the Company or its Subsidiaries, is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation or of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as in effect on the date hereof or (iii) in connection with the enforcement of any Indemnified Party’s rights under this Section 5.12 by such Indemnified Party or his or her heirs or legal representatives. In the event of any such pending or threatened Action, including any such Action to enforce any Indemnified Party’s rights under this Section 5.12, (A) each Indemnified Party shall be entitled to advancement of expenses (including attorneys’ fees and expenses) incurred in connection with such Action from Parent and the Surviving Corporation to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as of the date hereof; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable law, the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification under this Agreement or any Law, Contract or other source for which indemnification may be available, and (B) the Surviving Corporation shall cooperate in the defense of any such matter.

(b)    Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Company and its Subsidiaries or in any indemnification agreement in effect as of the date hereof between such Indemnified Party and the Company or any of its Subsidiaries (solely to the extent such agreement is set forth in Section 5.12(b) of the Company Disclosure Letter and a copy of which has been provided to Parent) shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c)    At the Company’s option, the Company may purchase, prior to the Effective Time, a six (6)-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries in effect as of the date hereof with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided that the annual cost of such “tail policy” may not exceed the 300% of the last annual premium paid by the Company prior to the date hereof with respect to the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance policies (the “Maximum Annual Premium”). If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company has not purchased such tail policy prior to the Effective Time, for a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one (1) policy year annual premiums in excess of the Maximum Annual Premium in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than the Maximum Annual Premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for the Maximum Annual Premium.

(d)    Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.12 shall continue in effect until the final disposition of such Action.

(e)    The indemnification, exculpation and rights to advancement provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.12 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives (and following the Effective Time may not be amended without their prior written consent).

(f)    In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person (by merger, consolidation, division, operation of law or otherwise), then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.12.

Section 5.13    Rule 16b-3. Prior to the Closing Date, the Company and Parent shall, as applicable, take such steps as may be reasonably necessary or advisable to cause (i) dispositions of Company equity securities (including derivative securities with respect to such equity securities) and warrants or (ii) acquisitions of Parent Common Stock pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b‑3 promulgated under the Exchange Act.

Section 5.14    Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a joint release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby that is inconsistent with initial press release (or other release, statement, announcement or other disclosure made in accordance herewith) shall be issued by any party without (x) consulting with the other party prior to the issuance thereof and (y) providing the other party with the opportunity to review and comment upon such communication, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, the rules or regulations of any applicable United States securities exchange, or any Governmental Entity to which the relevant party is subject (in which case the party making such disclosure shall use its commercially reasonable efforts to provide the other party with a meaningful opportunity to review and comment on such disclosure in advance, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or the Company, as applicable), or (ii) by the Company with respect to any Company Acquisition Proposal or Company Adverse Recommendation Change, in each case, in compliance with Section 5.4.

Section 5.15    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 5.16    Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in Article VI of this Agreement to be satisfied; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.16 or the failure of any condition set forth in Article VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.16 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 5.17    Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of, and provide copies of all pleadings and material correspondence relating to, any Action commenced, or to the Company’s knowledge, threatened, against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) arising out of or relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep Parent reasonably informed on a prompt and current basis regarding any such Action. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement or compromise of any such Action, (b) keep Parent reasonably apprised on a prompt and current basis of proposed strategy and other significant decisions with respect to any such Action, and provide Parent with the opportunity to consult with the Company regarding the defense of any such Action, which advice the Company shall consider in good faith, and (c) not settle or compromise any such Action without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

Section 5.18    Certain Tax Matters.

(a)    Intended Tax Treatment.

(i)    The parties hereto (A) intend that the Merger qualifies for the Intended Tax Treatment and (B) adopt this Agreement as a “plan of reorganization” for purposes of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) to which the Parent, Merger Sub and the Company are parties under Section 368(b) of the Code.

(ii)    Both prior to and following the Effective Time, Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts, and shall cause their respective Subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Merger to qualify for the Intended Tax Treatment, including (A) reasonably refraining from any action that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Intended Tax Treatment and (B) shall not take any Tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, unless otherwise required by a change in applicable Tax Law after the date of this Agreement or a “determination” within the meaning of Section 1313(a)(1) of the Code (or any similar or corresponding provision of state, local, or non-U.S. Law).

(b)    Transfer Taxes. Each of Parent and the Company shall pay fifty percent (50%) of all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes incurred in connection with the consummation of the Merger. The parties hereto shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes.

(c)    FIRPTA Certificate. At the Closing, the Company shall deliver to Parent a certificate and notice prepared in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) and 1.1445-2(c)(3) and dated as of the Closing Date, along with written authorization for Parent to deliver such certificate and notice to the IRS on behalf of the Company upon the Closing.

Section 5.19    Revolver Loan Credit Facility; Financing Assistance.

(a)    At the election of Parent (which election shall be made in writing delivered to the Company in accordance with Section 8.2 no later than fifteen (15) Business Days prior to the Effective Time), either (i) the Parent shall repay, on behalf of the Company and its Subsidiaries, on or before the Effective Time all amounts necessary to discharge in full all of the obligations of the Company and its Subsidiaries arising under that certain Third Amended and Restated Credit Agreement, dated as of March 31, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Facility”), by and among Kirkland’s Stores, Inc. and Kirkland’s Texas, LLC, as borrowers, the Company and Kirkland’s DC, Inc., as guarantors, and Bank of America, N.A., as administrative agent and collateral agent (the “Agent”) by wire transfer of immediately available funds to the accounts designated in the Payoff Letter (as defined below) and in connection therewith the Company shall have (A) delivered to Parent no less than three (3) Business Days prior to the Effective Time a customary fully executed and enforceable payoff letter (the “Payoff Letter”) with respect to the Credit Facility setting forth the aggregate amount required to repay in full all indebtedness evidenced thereunder, which Payoff Letter shall be in form and substance reasonably satisfactory to Parent and duly executed by the Agent, on behalf of the lenders party to the Credit Facility, and the Company and all of its Subsidiaries that are party to the Credit Facility and (B) arranged for the Agent to deliver all related UCC-3 terminations, possessory collateral, DACA terminations, landlord waiver terminations, possessory collateral and other documentation required to evidence the termination of all Liens securing the obligations arising under the Credit Facility to Parent as soon as practicable after the Effective Time (the transactions contemplated by this clause (i) in respect of such election, the “Debt Payoff”) or (ii) each of Parent and the Company shall use commercially reasonable efforts to, on or prior to the Effective Time, enter into a fully executed and enforceable amendment to the Credit Facility (the “Credit Facility Amendment”), in form and substance reasonably satisfactory to Parent and the Company duly executed by Agent and each of the requisite lenders under the Credit Facility (such lenders, the “Required Lenders”) which Credit Facility Amendment shall permit the consummation of the Merger and each of the other transactions contemplated by this Agreement. Notwithstanding the foregoing, all parties agree that it is Parent’s sole right, subject to reasonable consultation with the Company and its authorized representatives, to devise the strategy for requesting and communications in connection with any Payoff Letter and/or consent to the Credit Facility Amendment and the substance thereof, including material communications and negotiations with the Required Lenders. The Parties further acknowledge and agree, that notwithstanding anything herein to the contrary, Parent shall not be obligated by this Section 5.19 to accept any proposal, modification, amendment, revision, restatement or term in connection with the Credit Facility Amendment that is in any manner more adverse than the terms of the Credit Facility in the aggregate to the Company or Parent in Parent’s reasonable discretion or pay any commitment or other fee.

(b)    Each of Parent and the Company shall use commercially reasonable efforts to provide, and, in the case of the Company, shall cause each Subsidiary of the Company to use commercially reasonable efforts to provide, all cooperation that is reasonably necessary and customary in connection with the arranging of the Debt Financing. In addition, prior to the Closing, the Company shall, and shall cause its Subsidiaries and their respective officers and employees to, and shall direct its Representatives to, upon reasonable advance notice, use commercially reasonable efforts to:

(i)    as promptly as practicable (A) furnish Parent with the Required Financial Information and (B) inform Parent if the chief executive officer, chief financial officer or controller of the Company or any member of the audit committee of the Company Board shall have actual knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in or including the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;

(ii)    designate a member of senior management of the Company to execute customary authorization letters that authorize the distribution of information to prospective lenders, and identify any portion of such information that constitutes material, non-public information regarding the Company or its Subsidiaries or their securities, and cause members of senior management of the Company to participate, during normal business hours and upon reasonable advance notice, in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Debt Financing, which shall be telephonic or held by videoconference, including (A) direct contact between such senior management of the Company and Debt Financing Sources and other potential lenders and investors in the financing, (B) otherwise cooperating with the marketing efforts for any of the Debt Financing and (C) assisting Parent and the Debt Financing Sources with obtaining ratings as contemplated by the Debt Financing;

(iii)    attend a reasonable number of accounting due diligence sessions and drafting sessions, which sessions shall be telephonic or held by videoconference;

(iv)    assist in the preparation of, and execution and delivery of, definitive financing documents (including any guarantee, pledge and security documents, supplemental indentures, currency or interest rate hedging arrangement, other definitive financing documents or other certificates or documents) as may be reasonably requested by Parent or the Debt Financing Sources and the schedules and exhibits thereto, in each case subject to the occurrence of the Closing;

(v)    (A) facilitate the pledging of collateral for the Debt Financing, including using commercially reasonable efforts to deliver any original stock certificates and related powers and any original promissory notes and related allonges and providing reasonable assistance with any documents that involve a third party, including landlord waivers, deposit account control agreements, blocked account arrangements, lock box arrangements or subordination agreements, if applicable and in each case subject to the occurrence of the Closing and (B) assist with obtaining release of the existing Liens and the delivery of any related possessory collateral; provided that such releases shall be subject to the occurrence of the Closing;

(vi)    furnish Parent and the Debt Financing Sources with all documentation and other information required by Government Officials with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended;

(vii)    assist Parent with Parent’s preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Debt Financing Sources (provided, that the Company and its Subsidiaries shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto and, for the avoidance of doubt, shall not be obligated to provide pro forma financial statements or any information regarding any post-Closing or pro forma cost savings, synergies, debt or equity capitalization, ownership or other post-Closing pro forma adjustments necessary or desired to be incorporated into such pro forma financial statements);

(viii)    take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing;

(ix)    cooperate in satisfying the conditions precedent set forth in any definitive document relating to the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries; and

(x)    ensure that the Debt Financing Sources and their advisors and consultants shall have reasonable access to the Company and its Subsidiaries to evaluate the Company’s and its Subsidiaries’ current assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing, and assist with other collateral audits, collateral appraisals and due diligence examinations.

(c)    Notwithstanding anything to the contrary in this Section 5.19:

(i)    nothing in this Section 5.19 will require any cooperation to the extent the same would (A) unreasonably interfere with the ongoing operations of the Company or its Subsidiaries, (B) cause any officer or employee of the Company or any of its Subsidiaries or any of its or their Representatives to incur any personal liability, (C) without limiting the scope of its obligations pursuant to Sections 5.19(b)(ii) and (vi), require the Company or any of its Subsidiaries to prepare pro forma financial statements or change any fiscal period, or (D) reasonably be expected to conflict with, violate, breach or otherwise contravene (I) any Law and/or (II) any Company Material Contract;

(ii)    neither the Company nor any of its Subsidiaries shall be required to (A) pay any commitment or other fee or have any liability or obligation, including any indemnification obligation, under any agreement or any document related to any Debt Financing prior to the Closing Date, or (B) incur any cost or expense unless such cost or expense is promptly reimbursed by Parent to the Company or any designee of the Company (and in any event no later than the termination of this Agreement in accordance with Article VII); and

(iii)    neither the Company nor any of its Subsidiaries or any of their respective Representatives shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document (except any authorization letters delivered pursuant to Section 5.19(b)(ii) or any certificate, document, instrument or agreement provided in accordance with Section 5.19(b)(ii)), with respect to the Debt Financing or adopt resolutions approving the agreements, documents and/or instruments pursuant to which the Debt Financing is obtained or pledge any collateral with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing.

(d)    The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with any Debt Financing; provided, that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill.

(e)    The Company shall, and shall cause its Subsidiaries, to periodically update any Required Financial Information provided to Parent as may be reasonably requested by any Debt Financing Source. For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under this Section 5.19 at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing.

(f)    Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing (including providing the Company with copies of all definitive agreements or arrangements related to the Financing Transaction).

Section 5.20    Existing Agreements. The parties hereby acknowledge and agree that each of Parent and the Company are parties to, among other mutual agreements, that certain Amended and Restated Collaboration Agreement, dated as of May 7, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Collaboration Agreement”), that certain Trademark License Agreement, entered into as of October 21, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “License Agreement”), and that certain Amended and Restated Term Loan Credit Agreement, dated as of May 7, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Facility”; and collectively with the Collaboration Agreement and the License Agreement, the “Mutual Agreements”). From and after the date hereof, until earlier of the Effective Time and the valid termination of this Agreement in accordance with Section 7.1, each of Parent and the Company shall continue perform their respective obligations under the Mutual Agreements in all material respects and in a manner consistent with past practice.

Section 5.21    Director Resignations. Prior to the Closing Date, the Company shall cause to be delivered to Parent resignations, in form and substance reasonably satisfactory to Parent, executed by each director of the Company in office as of immediately prior to the Effective Time, in each case, conditioned and effective upon the Effective Time.

Section 5.22    280G Analysis. The Company shall deliver to Parent, within twenty (20) Business Days after the date of this Agreement, a preliminary analysis with respect to any and all potential “parachute payments” (as defined in Section 280G of the Code) to be made or provided to each “disqualified individual” (as defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement, together with supporting calculations in reasonable detail (collectively, the “280G Analysis”). The Company shall deliver an updated 280G Analysis no later than two (2) Business Days prior to the Closing Date.

Section 5.23    Parent Support Agreement.

(a)    As of the date hereof, Parent is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the terms “beneficial owner,” “beneficial ownership” or “own beneficially” are used) of the number of Company Shares set forth on Section 5.23 of the Parent Disclosure Letter (with respect to Parent, the “Owned Shares”; the Owned Shares and any additional Company Shares or other voting securities of the Company of which Parent acquires record or beneficial ownership after the date hereof, the “Covered Shares”).

(b)    Prior to the Termination Date, Parent, in its capacity as a shareholder of the Company, irrevocably and unconditionally agrees that at any Company Shareholders Meeting Parent shall (i) when such meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, if any and (ii) vote, or cause to be voted at such meeting, all Covered Shares owned as of the record date for such meeting of the shareholders in favor of the Merger, the approval of this Agreement and the other transactions contemplated hereby.

(c)    Parent hereby represents, covenants and agrees that, except as contemplated by this Section 5.23, Parent (i) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Shares and (ii) has not granted any currently effective proxy or power of attorney with respect to any Covered Shares, and shall not grant at any time prior to the Termination Date any proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with Parent’s obligations under this Section 5.23, provided that nothing herein shall restrict or otherwise prohibit Parent from selling or otherwise divesting the Covered Shares in Parent’s sole discretion at any time following the record date for the Company Stockholder Meeting and prior to the Termination Date.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger and the transactions contemplated hereby is subject to the satisfaction or waiver (where permissible pursuant to applicable law) at or prior to the Closing of the following conditions:

(a)    Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)    No Injunctions or Legal Restraints; Illegality. No restraining order, injunction, or other judgment, order or decree issued by any court of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that, in any case, remains in effect and prevents, prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement (any such Law, order, injunction, judgment, order or decree, a “Relevant Legal Restraint”).

(c)    Parent Stock Issuance. The Parent Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d)    Effectiveness of Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order that remains in effect or any proceedings (commenced or threatened in writing by the SEC) seeking a stop order that have not been withdrawn.

(e)    Credit Facility Amendment or Payoff. Subject to Parent’s election pursuant to Section 5.19, (i) the parties shall have entered into a validly executed Credit Facility Amendment, or (ii) the Debt Payoff shall have occurred.

Section 6.2    Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1(a)-(b), Section 4.2(b)-(d) Section 4.3, Section 4.4(a)(i) and Section 4.11 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) shall be true and correct in all (other than de minimis inaccuracies) respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (iii) the representation and warranty of Parent and Merger Sub set forth in Section 4.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date and (iv) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (iv) where the failure of such representations and warranties to be so true and correct that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect; provided, that, for purposes of determining the accuracy of the representations and warranties referenced in this Section 6.2(a) in connection with the satisfaction of the condition herein, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded and not given effect.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with performed in all material respects all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)    No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Effect that, individually or in the aggregate, together with all other Effects, has constituted or resulted in, or would reasonably be expected to constitute or result in, a Parent Material Adverse Effect that is continuing.

(d)    Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

Section 6.3    Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(a)-(c), Section 3.3, Section 3.4(a)(i), and Section 3.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 3.2 shall be true and correct in all (other than de minimis inaccuracies) respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (iii) the representation and warranty of the Company set forth in Section 3.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, and (iv) the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) except in the case of this clause (iv) where the failure of such representations and warranties to be so true and correct that, individually or in the aggregate, has not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Company Material Adverse Effect; provided, that, or purposes of determining the accuracy of the representations and warranties referenced in this Section 6.3(a) in connection with the satisfaction of the condition herein, all materiality, “Company Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded and not given effect.

(b)    Performance of Obligations of the Company. The Company shall have complied with and performed in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Effect that, individually or in the aggregate, together with all other Effects, has constituted or resulted in, or would reasonably be expected to constitute or result in, a Company Material Adverse Effect that is continuing.

(d)    Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

Section 6.4    Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was principally caused by such party’s material breach of this Agreement, such party’s failure to act in good faith or such party’s failure to perform its obligations under Sections 5.19.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained except as noted below (with any termination by Parent also being an effective termination by Merger Sub):

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company:

(i)    if the Merger shall not have been consummated on or before the date that is six (6) months after the date hereof (the “Termination Date”); provided, further, that if the satisfaction of the last to be satisfied or waived of the conditions set forth in Article IV (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Termination Date) occurs less than three (3) Business Days prior to the Termination Date, the Termination Date shall be deemed extended to the extent necessary to permit the Closing to occur; provided, further, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have primarily caused or resulted in the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a material breach of this Agreement;

(ii)    if any Relevant Legal Restraint permanently restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used commercially reasonable efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.7; and provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(ii) if such party has failed in any material respect to comply with any of such party’s obligations under Section 5.7; or

(iii)    if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor (as such Company Shareholder Meeting may be adjourned or postponed from time to time in accordance with terms hereof) at which a vote on the adoption of this Agreement was taken;

(c)    by the Company:

(i)    if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2(a) or (b) and (B) cannot be cured by the Termination Date; provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination, and the Company may not terminate the Agreement pursuant to this Section 7.1(c)(i) unless such inaccuracy or breach shall remain uncured for the duration of such 30 day period; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in breach of any of its covenants or agreements set forth in this Agreement which breach would give rise to the failure of a condition set forth in Section 6.3(a) or (b); or

(ii)    at any time prior to obtaining the Company Shareholder Approval if, (A) the Company Board authorizes the Company, to the extent permitted by and subject to the Company’s compliance with the terms of Section 5.4, to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal, (B) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.4(d), enters into a Company Alternative Acquisition Agreement providing for a Company Superior Proposal, and (C) prior to or substantially concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.3(b);

(d)    by Parent:

(i)    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in 6.3(a) or (b) and (B) cannot be cured by the Termination Date; provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination, and Parent may not terminate the Agreement pursuant to this Section 7.1(d)(i) unless such inaccuracy or breach shall remain uncured for the duration of such 30 day period; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in this Agreement which breach would give rise to the failure of a condition set forth in Section 6.2(a) or (b); or

(ii)    if prior to receipt of the Company Shareholder Approval, the Company Board shall have effected a Company Adverse Recommendation Change.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 7.2    Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company or any of its Representatives, except that the Confidentiality Agreement and the penultimate sentence of Section 5.6, this Section 7.2, Section 7.3 (Fees and Expenses), and Article VIII of this Agreement (and any related definitions contained in such Sections or provisions) shall survive the termination hereof; provided, that none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of fraud or any Willful Breach of this Agreement.

Section 7.3    Fees and Expenses.

(a)    Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger are consummated.

(b)    In the event that:

(i)    (A) this Agreement is terminated (1) by Parent pursuant to Section 7.1(d)(i) (Company Breach) or (2) by the Company or Parent pursuant to Section 7.1(b)(i) (Termination Date) at a time when this Agreement could have been terminated pursuant to Section 7.1(b)(iii) or Section 7.1(d)(i), (B) at any time after the date of this Agreement and prior to the taking of a vote to adopt this Agreement at the Company Shareholders Meeting or any adjournment or postponement thereof (in the case of a termination pursuant to Section 7.1(b)(iii)) or at or prior to the time of the applicable breach by the Company (in the case of a termination pursuant to Section 7.1(d)(i)), a Company Acquisition Proposal shall have been communicated to the senior management of the Company or the Company Board or shall have been publicly disclosed or announced or publicly made known to the shareholders of the Company, or any Person shall have publicly announced an intention to make a Company Acquisition Proposal, and in each case such Company Acquisition Proposal or intention to make a Company Acquisition Proposal is not publicly withdrawn without qualification prior to the date that is five (5) Business Days prior to such vote to adopt this Agreement, and (C) within 12 months after such termination, the Company shall have consummated or entered into a definitive agreement with respect to any Company Acquisition Proposal (provided, that for purposes of this Section 7.3(b)(i), the references to “20% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “more than 75%”);

(ii)    this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) (Superior Proposal); or

(iii)    (A) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) (Adverse Recommendation Change) or (B) by either Parent or the Company pursuant to Section 7.1(b)(i) (Termination Date) or Section 7.1(b)(iii) (Failure to Obtain Stockholder Approval), in each case, at a time when this Agreement could have been terminated pursuant to Section 7.1(d)(ii), then, in any such case, the Company shall pay Parent a termination fee of $1,025,300 (the “Company Termination Fee”), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)    If either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iii) (Failure to Obtain Stockholder Approval), then the Company shall pay to Parent $341,800 (the “Parent Expense Reimbursement”) to the account or accounts designated by Parent no later than two (2) Business Days following such termination; provided, that the payment by the Company of the Parent Expense Reimbursement pursuant to this Section 7.3(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee (less any Parent Expense Reimbursement previously paid to Parent by the Company).

(d)    Payment of the Company Termination Fee, if applicable, shall be made by wire transfer of immediately available funds to the account or accounts designated by Parent (i) on the earlier of (A) the consummation of any transaction contemplated by a Company Acquisition Proposal and (B) the entry into a definitive agreement with respect to a Company Acquisition Proposal payable pursuant to Section 7.3(b)(i), (ii) concurrently with, or prior to, termination, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(ii) or (iii) as promptly as reasonably practicable (and in any event within two (2) Business Days) after termination, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(iii). In the event that Parent or its designee shall receive full payment pursuant to Section 7.3(b), as applicable, the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions herein (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent or Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated herein or any matters forming the basis for such termination; provided, that nothing contained herein shall relieve any party from liability for any fraud.

(e)    The Company and Parent each acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent, and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to timely pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (which interest shall be payable in connection with any late payment, regardless of whether any such suit is brought). The parties acknowledge and agree that the right to receive the Company Termination Fee under this Agreement shall not limit or otherwise affect any party’s right to specific performance as provided in Section 8.10, but for the avoidance of doubt, under no circumstances shall Parent, directly or indirectly, be permitted or entitled to receive both a grant of specific performance that results in the Closing, on the one hand, and the payment of the Company Termination Fee, or any other damages, on the other hand; provided, that nothing contained herein shall relieve any party from liability for any fraud or Willful Breach.

Section 7.4    Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties prior to the Effective Time by written agreement signed by each of the parties hereto, whether before or after the Company Shareholder Approval has been obtained; provided, that after the Company Shareholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5    Extension of Time; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) unless prohibited by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Company Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1    Nonsurvival of Representations and Warranties and Pre-Closing Covenants. None of the representations, warranties, covenants, obligations or agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations or agreements shall survive the Effective Time, other than those covenants or agreements of the parties contained in this Article VIII and those otherwise contained herein which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on (a) the date of delivery if delivered personally, or if by e‑mail, on the date of transmittal (provided that the transmission of the email is promptly confirmed by telephone or response email), (b) the second (2nd) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) upon confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)    if to Parent or Merger Sub, to:

Bed Bath & Beyond, Inc.
433 W Ascension Way, Suite 300,
Murray, UT 84123
Attention: Adrianne Lee; Legal Department
E-mail: alee@beyond.com; legal@beyond.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N Wabash Ave, Ste 2800

Chicago, Illinois 60611

Attention: Zachary Judd; Jack DeMeulenaere

Email: zachary.judd@lw.com; jack.demeulenaere@lw.com

(ii)    if to the Company, to:

The Brand House Collective, Inc.
5310 Maryland Way
Brentwood, Tennessee 37027
Attention: Michael W. Sheridan,
SVP, General Counsel & Corporate Secretary
E-mail: Michael.Sheridan@brandhouseco.com

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC
21 Platform Way South, Suite 3500
Nashville, Tennessee 37203

Attention: Mitch Walker; John Fuller

Email: MWalker@bassberry.com; JFuller@bassberry.com

Section 8.3    Certain Definitions. For purposes of this Agreement:

(a)    “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)    “Business Day” means any day other than a Saturday, a Sunday or a day on which the SEC or banks in New York, New York are authorized or required by applicable Law to be closed;

(c)    “Company Closing Price” means the closing price per share of the Company’s common stock on the trading day immediately prior to the Closing Date, unless otherwise agreed by Parent and the Company in writing;

(d)    “Company Intellectual Property” means the Intellectual Property owned by or licensed to the Company and its Subsidiaries;

(e)    “Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each an “Effect”) that, individually or in the aggregate with any one or more other Effects, (x) that has had, would reasonably be expected to have or results in a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) does or would reasonably be expected to prevent, materially impair, materially impede or materially delay the consummation of the Merger and the other transactions contemplated hereby on a timely basis and in any event on or before the Termination Date; provided, that with respect to clause (x) only, no Effect to the extent arising out of or related to the following, shall, to such extent, be deemed (individually or in the aggregate) to constitute, or be taken into account in determining whether there has been or would or could be, a Company Material Adverse Effect: (1) general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, generally affecting any of the industries in which the Company or its Subsidiaries operate, (2) any adoption, implementation, modification, repeal, interpretation, proposal of or other changes after the date hereof in any applicable Laws or any changes after the date hereof in GAAP or other applicable accounting regulations or principles, or in interpretations of any of the foregoing, (3) any change in the price or trading volume of the Company Shares, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (4) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (5) political, geopolitical, social, legislative, or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, government shutdown, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), trade wars or tariffs, securities, credit, financial, debt or other capital market conditions, or any escalation or worsening of any such conditions, (6) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (7) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions, (8) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and consummation of the transactions contemplated hereby or the identity of the parties to this Agreement, or the consummation of the transactions contemplated hereby (provided that this clause (8) shall be disregarded for purposes of the definition of Company Material Adverse Effect as used in (x) any representation or warranty in Section 3.4 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger, (y) to the extent related to such representations and warranties identified in the preceding clause (x), the condition set forth in Section 6.3(a), and (z) any action or omission by the Company, any Subsidiary of the Company or their respective Representatives in order to comply with the Company’s obligations under Section 5.1), (9) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is expressly required by this Agreement or which is otherwise expressly disclosed in the Company Disclosure Letter, (10) any actions taken (or omitted to be taken) at the express written request of Parent, (11)(A) any action taken by Parent, Merger Sub or any of their controlled Affiliates that results in a breach of or default by Parent or Merger Sub under this Agreement or (B) the omission of an action that was required to be taken by Parent, Merger Sub or any of their respective Affiliates pursuant to this Agreement; provided, that in the case of clauses (1), (2), (5), (6), and (7), to the extent the impact of such Effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which the Company and its Subsidiaries conduct business (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Company Material Adverse Effect”);

(f)    “Company Owned Intellectual Property” means the Intellectual Property owned by the Company and its Subsidiaries;

(g)    “Company Shareholder Approval” means (i) the adoption and approval of this Agreement by the affirmative vote of holders of at least a majority in combined voting power of the Company Shares issued and outstanding on the record date for the Company Stockholder Meeting and entitled to vote on the proposal to adopt this Agreement, and (ii) the affirmative vote of a majority of the votes cast by Disinterested Shareholders at the Company Stockholder Meeting;

(h)    “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(i)    “Disinterested Shareholder” means shareholders of the Company other than Parent, any Affiliate of Parent, or any director, officer or employee of Parent or its Subsidiaries; provided that, for the avoidance of doubt, the Company shall not be deemed to be an Affiliate of Parent for purposes of this definition;

(j)    “Debt Financing” means either (i) the replacement debt financing in respect of the Credit Facility arranged and entered into by Parent in connection with the transactions contemplated by this agreement or (ii) the Credit Facility Amendment with the consent of the Required Lenders;

(k)    “Debt Financing Sources” means any financial institution or Person that provides any Debt Financing;

(l)    “Encumbrance” means any charge, claim, mortgage, hypothec, lien, option, pledge, imperfection of title, encroachment, lease, license, easement, servitude, right-of-way, covenant, condition, restriction, adverse claim, other encumbrance or lien, security interest or other restriction of any kind;

(m)    “Equity Interest” means any share, capital stock, partnership, member, membership, limited liability company or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor;

(n)    “Exchange Ratio” means 0.1993;

(o)    “Intellectual Property” means all intellectual property rights worldwide, including (i) trademarks, service marks, trade names, business marks, brand names, certification marks, trade dress, logos, corporate names, trade styles, and other indications of origin, and the goodwill associated with the foregoing (“Trademarks”), (ii) domain names, (iii) patents and patent applications (including any national or multinational statutory invention registrations, utility models, and certificates of invention) and all substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, and reexaminations thereof, (iv) copyrights and other intellectual property rights in literary, pictorial and graphic works, software, and other works of authorship, (v) trade secrets and other intellectual rights in confidential or proprietary information, including know-how, data, and databases, and (vii) registrations and applications for the registration or issuance of any of the foregoing;

(p)    “knowledge of Parent” means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 8.3(p) of the Parent Disclosure Letter;

(q)    “knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 8.3(q) of the Company Disclosure Letter;

(r)    “Organizational Documents” shall mean, with respect to any Person that is not a natural person: (a) if such Person is a corporation, such Person’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended; (b) if such Person is a limited liability company, such Person’s certificate or articles of formation and operating agreement, as amended; and (c) if such Person is a limited partnership, such Person’s certificate or articles of formation and limited partnership agreement, as amended;

(s)    “Parent Closing Price” means the closing price per share of Parent Common Stock on the trading day immediately prior to the Closing Date, unless otherwise agreed by Parent and the Company in writing;

(t)    “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (x) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole or (y) prevents, materially impairs, materially impedes or materially delays the consummation of the Merger and the other transactions contemplated hereby on a timely basis and in any event on or before the Termination Date; provided, that with respect to clause (x) only, no Effect to the extent arising out of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Parent Material Adverse Effect: (1) general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, generally affecting any of the industries in which Parent or its Subsidiaries operate, (2) any adoption, implementation, modification, repeal, interpretation, proposal of or other changes after the date hereof in any applicable Laws or any changes after the date hereof in applicable accounting regulations or principles, or in interpretations of any of the foregoing, (3) any change in the price or trading volume of Parent’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect), (4) any failure by Parent to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect), (5) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (6) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (7) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions, (8) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Parent and its Subsidiaries due to the announcement and consummation of the transactions contemplated hereby or the identity of the parties to this Agreement, or the consummation of the transactions contemplated hereby (provided that this clause (8) shall be disregarded for purposes of the definition of Parent Material Adverse Effect as used in (y) any representation or warranty in Section 4.4 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger, and (z) to the extent related to such representations and warranties identified in the preceding clause (y), the condition set forth in Section 6.2(a)), (9) any action taken by Parent, or which Parent causes to be taken by any of its Subsidiaries, in each case which is expressly required by this Agreement, (10) any actions taken (or omitted to be taken) at the express written request of the Company, (11)(A) any action taken by the Company, its Subsidiaries or any of their controlled Affiliates that results in a breach of or default by the Company or its Subsidiaries under this Agreement or (B) the omission of an action that was required to be by the Company, its Subsidiaries or any of their controlled Affiliates pursuant to this Agreement; provided, that in the case of clauses (1), (2), (5), (6), and (7), to the extent the impact of such Effect is not disproportionately adverse to Parent and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which Parent and its Subsidiaries conduct business (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Parent Material Adverse Effect”);

(u)    “Permitted Encumbrance” means (i) liens for current Taxes not yet due or payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) zoning, entitlement, building, conservation restriction and other land use and environmental regulations promulgated by Governmental Entities; (iv) all exceptions, restrictions, covenants, conditions, encroachments, easements, imperfections of title, charges, rights-of-way, existing utility access or other easements or other matter matters of record affecting the Company Leased Real Property that do not or would not materially interfere with the present use, occupancy or value of such Company Real Property; (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; (vi) other Encumbrances that do not or would not materially interfere with the present use, occupancy or value of such asset of the Company and its Subsidiaries; (vii) any matter that would be disclosed by an accurate survey or physical inspection of the Company Leased Real Property or any part thereof that does not or would not materially interfere with the present use, occupancy or value of such Company Real Property; (viii) with respect to the Company Leased Real Property, Encumbrances which encumber only the fee interest in such property; and (ix) any Encumbrance pursuant to the Credit Facility in existence as of the date hereof;

(v)    “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(w)    “Personal Information” means information in any form that (i) is by itself, or in combination with other information, capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person; or (ii) is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws and/or Privacy Requirements;

(x)    “Privacy Laws” means, in each case, to the extent applicable to the Company or any of its Subsidiaries, all Laws, guidance, guidelines and standards relating to privacy, data security, the Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices regarding Personal Information, consumer protection, the Processing and security of payment card information (including the Payment Card Industry Data Security Standard and other applicable card association rules), restrictions on access to Personal Information or other protected information, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications;

(y)    “Process”, “Processed”, or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such information, and/or is considered “processing” by any applicable Privacy Requirements;

(z)    “Prohibited Person” means any (x) Person who is identified on the U.S. Treasury Department’s Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons or any other applicable list of sanctioned persons administered by OFAC, (y) any legal entity that is 50%-or-more owned by one or more Persons identified in the foregoing clause or (z) the government of any country or region that itself is the subject or target of a comprehensive embargo under export controls (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine);

(aa)    “Required Financial Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type and form that is customarily provided in debt financings and (ii) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (or any Debt Financing Sources);

(bb)    “Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Information and/or confidential information; (ii) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through the Company’s IT Systems that jeopardizes or impacts the confidentiality, integrity, or availability of the Company’s IT Systems or any Personal Information or confidential information stored or otherwise Processed therein; or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law;

(cc)    “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person (and notwithstanding anything to the contrary herein, the Company makes no representation, warranty, covenant or agreement in this Agreement with respect to any third party equity holder of any joint venture or any securities held by such Person); and

(dd)    “Willful Breach” means willful and intentional breach of this Agreement.

Section 8.4    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The phrase “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary course of business, consistent with past practice. References to days mean calendar days unless otherwise specified. If the last day of a period by which an act is to be done under this Agreement is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item (a) is included in the electronic data room to which the receiving party has access and is available to such party, or (b) actually delivered or provided to the receiving party or its representatives, in each case, at least two (2) days prior to the date hereof or the Closing, as applicable.

Section 8.5    Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6    Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.12 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof and (b) if the Effective Time occurs, the right of the Company shareholders to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(i) and cash in lieu of any fractional shares payable pursuant to (a), in accordance with the terms and conditions of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, including the Merger. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10    Specific Performance. The parties acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law (i) for any actual or threatened breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Company Shares as third party beneficiaries under Section 8.6), Parent and Merger Sub agrees that each such party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity, and that such relief may be granted without the requirement that the party seeking such relief offer proof of actual damages. Each of the parties hereby further irrevocably waives (a) any defense in any action for specific performance that a remedy at law would be adequate (and agrees that it shall not oppose the granting of such relief by reason of there being an adequate remedy at law) and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a Willful Breach.

Section 8.11    Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.15    Facsimile or .pdf Signature. This Agreement may be executed by facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or .pdf signature, and any signature so delivered shall be deemed to have been duly and validly delivered and be valid and effective, and constitute an original, for all purposes.

Section 8.16    No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.17    Non-Recourse. Each party hereto agrees, on behalf of itself and its former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, controlled Affiliates, members, managers, general or limited partners, stockholders and assignees of it and its controlled Affiliates, that all Action, claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership, limited liability company or other entity veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or any other agreement referenced herein or contemplated hereby or the transactions contemplated hereunder or thereunder, (b) the negotiation, execution or performance of this Agreement or any other agreement referenced herein or contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), and (c) any breach or violation of this Agreement or any other agreement referenced herein or contemplated hereby, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (or any other agreement referenced herein or contemplated hereby, as applicable) and in accordance with, and subject to the terms of, this Agreement (or any other agreement referenced herein or contemplated hereby, in each case as applicable).

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized signatories.

THE BRAND HOUSE COLLECTIVE, INC. By: /s/ Amy Sullivan Name: Amy Sullivan Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

BED BATH & BEYOND, INC. By: /s/ Marcus Lemonis Name: Marcus Lemonis Title: Executive Chairman KNIGHT MERGER SUB II, INC. By: /s/ Adrianne Lee Name: Adrianne Lee Title: President & Treasurer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Merger

CERTIFICATE OF MERGER

OF

KNIGHT MERGER SUB II, INC.
(a Delaware corporation)

WITH AND INTO

THE BRAND HOUSE COLLECTIVE, INC.
(a Tennessee corporation)

* * * * * * * * * *
In accordance with the provisions of §252 of the
General Corporation Law of the
State of Delaware
* * * * * * * * * *

The undersigned corporation, The Brand House Collective, Inc., a Tennessee corporation (the "Corporation"), does hereby certify the following information relating to the merger (the "Merger") of Knight Merger Sub II, Inc., a Delaware corporation ("Merger Sub"), with and into the Corporation:

FIRST:         The name and state of incorporation of each constituent corporation of the Merger are as follows:

NAME	STATE OF INCORPORATION

Knight Merger Sub II, Inc.	Delaware

The Brand House Collective, Inc.	Tennessee

SECOND:         The Agreement and Plan of Merger (the "Merger Agreement") setting forth the terms and conditions of the Merger has been approved, adopted, certified, executed and acknowledged by each of the Corporation and Merger Sub, in accordance with the requirements of §252 of the General Corporation Law of the State of Delaware.

THIRD:         The Corporation shall be the surviving corporation of the Merger and the name of the surviving corporation of the Merger is The Brand House Collective, Inc., a Tennessee corporation (the "Surviving Corporation").

FOURTH:         The Articles of Incorporation of the Corporation as in effect at the effective time of the Merger shall be the Articles of Incorporation of the Surviving Corporation.

FIFTH:         An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation, [ ● ], and a copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of any constituent corporation.

SIXTH:         The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Surviving Corporation arising from this Merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of §252 of the General Corporation Law of the State of Delaware, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Corporation at [ ● ].

SEVENTH:         The Merger shall become effective on [ ● ].

* * * * *

IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be signed by an authorized officer this ___ day of [ ● ], [ ● ].

THE BRAND HOUSE COLLECTIVE, INC., a Tennessee corporation By: Name: [ ● ] Title: [ ● ]

[Signature Page to Certificate of Merger (DE) (Knight Merger Sub II, Inc.)]

Exhibit B

Form of Articles of Merger

ARTICLES OF MERGER

OF

KNIGHT MERGER SUB II, INC.

WITH AND INTO

THE BRAND HOUSE COLLECTIVE, INC.

Pursuant to the provisions of Section 48-21-107 of the Tennessee Business Corporation Act (the “TBCA”), the undersigned corporations hereby submit these Articles of Merger and certify as follows:

1.

Parties. The parties to the merger are Knight Merger Sub II, Inc., a Delaware corporation (the “Merging Corporation”) and The Brand House Collective, Inc., a Tennessee corporation (the “Surviving Corporation”). The Surviving Corporation will be the surviving corporation in the merger.

2.	Effective Date. The merger shall be effective on the date these Articles of Merger are filed with the Tennessee Secretary of State.

3.

Amended and Restated Charter of the Surviving Corporation. The charter of the Surviving Corporation is hereby amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the charter of the Surviving Corporation until it is amended or restated in the manner provided by the TBCA.

4.

Approval of Plan of Merger. Approval of the plan of merger (the “Plan”) by the sole stockholder of the Merging Corporation and the shareholders of the Surviving Corporation is required under the TBCA. The Plan was duly approved by the sole stockholder of the Merging Corporation on November [23], 2025, and by the affirmative vote of a majority of all votes entitled to be cast on the Plan by the shareholders of the Surviving Corporation on [•], 2026.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned corporations have caused these Articles of Merger to be executed by their respective duly authorized officers as of this ____ day of _______, 2026.

SURVIVING CORPORATION:

THE BRAND HOUSE COLLECTIVE, INC.

By:

Name:	[•]

Title:	[•]

MERGING CORPORATION:

KNIGHT MERGER SUB II, INC.

By:

Name:	[•]

Title:	[•]

[Signature Page to Articles of Merger (TN)]

EXHIBIT A

AMENDED AND RESTATED CHARTER OF THE SURVIVING CORPORATION

AMENDED AND RESTATED CHARTER

OF

THE BRAND HOUSE COLLECTIVE, INC.

ARTICLE I

The name of the corporation is The Brand House Collective, Inc. (the “Corporation”).

ARTICLE II

The name and complete address of the Corporation’s initial registered agent and office located in the State of Tennessee is:

[•]

ARTICLE III

The complete address of the Corporation’s principal office is:

5310 Maryland Way

Brentwood, Tennessee 37027

ARTICLE IV

The Corporation is for profit.

ARTICLE V

The duration of the Corporation is perpetual.

ARTICLE VI

The Corporation is organized to do any and all things and to exercise any and all powers, rights and privileges that a corporation may now or hereafter be organized to do or exercise under the Tennessee Business Corporation Act (the “TBCA”), as amended from time to time.

ARTICLE VII

The Corporation is authorized to issue a total of 100 shares of common stock (the “Common Stock”). All shares of Common Stock shall be one and the same class and when issued shall have equal rights of participation in dividends and assets of the Corporation and shall be fully paid and nonassessable. Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. There shall be no cumulative voting of the Common Stock.

ARTICLE VIII

No shareholder of the Corporation shall have, solely by reason of being a shareholder, any preemptive or preferential right or subscription right to any stock of the Corporation or to any obligations convertible into stock of the Corporation, or to any warrant or option for the purchase thereof. However, such rights may be provided by written agreement with the Corporation.

ARTICLE IX

Any action required or permitted to be taken by the shareholders of the Corporation may be effected at a duly called annual or special meeting of the shareholders of the Corporation or by a written resolution in lieu of a meeting signed by shareholders representing the number of affirmative votes required for such action at a meeting, in accordance with Section 48-17-104 of the TBCA.

ARTICLE X

In further and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the shareholders of the Corporation or by a majority of the Corporation’s Board of Directors.

ARTICLE XI

a.

Limitation of Liability. To the fullest extent permitted by the TBCA as in effect on the date hereof any person who is or was a director of the Corporation shall have no liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that this Article XII shall not eliminate or limit liability of a director. If the TBCA or any successor statute is amended or other Tennessee law is enacted after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBCA, as so amended from time to time, or such successor statute or other Tennessee law. Any repeal or modification of this Article XII or subsequent amendment of the TBCA or enactment of other applicable Tennessee law shall not affect adversely any right or protection of a director of the Corporation existing at the time of such repeal, modification, amendment or enactment or with respect to events occurring prior to such time.

b.

Indemnification and Advancement of Expenses. The Corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including without limitation any action, suit or proceeding by or in right of the Corporation, by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the Corporation as a director, officer, employee, manager, agent, or trustee of another corporation or of a partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors, and administrators), against all expense, liability, and loss (including counsel fees, judgments, fines, excise taxes related to the Employee Retirement Income Security Act of 1974, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended, except to the extent that any such person was grossly negligent or engaged in intentional misconduct. Such indemnification shall include advancement of expenses in advance of final disposition of such action, suit, or proceeding, subject to the provision of any applicable statute.

c.

Non-Exclusivity of Rights. The indemnification and advancement of expenses provisions of this Article XII shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, this Charter, the Corporation’s bylaws, resolution adopted by the shareholders, resolution adopted by the Corporation’s Board of Directors, agreement, or insurance, purchased by the Corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The Corporation is hereby authorized to provide for indemnification and advancement of expenses through its bylaws, resolution of shareholders, resolution of the Corporation’s Board of Directors, or agreement, in addition to that provided by this Charter.